Dated 3 JULY 2013

FX ENERGY POLAND SP. Z O.O.
AS BORROWER

WITH

FX ENERGY, INC.
FX ENERGY NETHERLANDS PARTNERSHIP C.V.
AND
FX ENERGY NETHERLANDS B.V.
AS GUARANTORS

ARRANGED BY

BNP PARIBAS (SUISSE) SA
AND
ING BANK N.V.
AS MANDATED LEAD ARRANGERS

WITH

BNP PARIBAS (SUISSE) SA

ACTING AS AGENT

WITH

BNP PARIBAS (SUISSE) SA

ACTING AS TECHNICAL BANK

WITH

BNP PARIBAS (SUISSE) SA

ACTING AS SECURITY TRUSTEE

AND

THE FINANCIAL INSTITUTIONS LISTED HEREIN

UP TO US$100,000,000 SENIOR RESERVE BASE LENDING FACILITY AGREEMENT

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THIS AGREEMENT is dated 3 JULY 2013 and made

BETWEEN:

(1)
FX ENERGY POLAND SP. Z O.O. a limited liability company, established and organised under the laws of Poland with its registered office in Lipiny Stare at ul. Chałubińskiego 8, 00-613 Warsaw, Poland, registered in the register of entrepreneurs of the National Court Register kept by the District Court for the Capital City of Warsaw in Warsaw, XII Commercial Department of the National Court Register, under number KRS 0000025459, having NIP number 5212751481, having REGON number 012659847 (the “Borrower”);

(2)	BNP PARIBAS (SUISSE) SA and ING BANK N.V. as mandated lead arrangers (the “Mandated Lead Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”);

(4)	THE SUBSIDIARIES of the Parent listed in Part II of Schedule 1 (The Original Parties) as original guarantors (together with the Parent the “Original Guarantors”);

(5)	BNP PARIBAS (SUISSE) SA as technical bank (the “Technical Bank”);

(6)	BNP PARIBAS (SUISSE) SA as agent of the other Finance Parties (the “Agent”); and

(7)	BNP PARIBAS (SUISSE) SA as security trustee for the Secured Parties (the “Security Trustee”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.           DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement:

 “Abandonment Date” means, in relation to each Borrowing Base Asset and each Projection, the date shown in such Projection on which it is reasonably anticipated that such Borrowing Base Asset and/or the relevant facilities relating thereto will be abandoned.

 “Abandonment Liabilities” means the obligations and liabilities of the Group or any member(s) of the Group relating to the abandonment of any Borrowing Base Asset (including any such obligations and liabilities arising under any Joint Operating Agreement relating to such Borrowing Base Asset).

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 “Acceptable Lender” means:

(a)
a bank or financial institution or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which (i) has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher (or its equivalent) by Fitch or Moody’s or a comparable rating from an internationally recognised credit rating agency and (ii) is a FATCA Exempt Party;

(b)	an Affiliate of an Original Lender which is a FATCA Exempt Party; or

(c)	an entity approved by the Agent in writing (acting on the instructions of the Majority Lenders).

 “Accession Date” has the meaning given to it in Clause 2.2(a) (Increase in Total Commitments).

 “Accession Lender” means an Acceptable Lender which becomes a Party and participates in the Facility after the date of this Agreement pursuant to a Lender Accession Deed and which is not a Lender hereunder prior to the Accession Date in relation to that Lender Accession Deed.

 “Accession Letter” means a document substantially in the form set out in Schedule 10 (Form of Guarantor Accession Letter).

 “Accession Undertaking” means an accession undertaking in the form specified in Schedule 1 (Form of Accession Undertaking) of the Assignment of Intercompany Loans.

 “Account Bank” means ING Bank Slaski S.A., or any of its successors or assignees from time to time under the Account Bank Agreement.

 “Account Bank Agreement” means the agreement dated on or about the date of this Agreement, pursuant to which the operation of the Project Accounts are regulated.

 “Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

 “Additional Cost Rate” has the meaning given to it in Schedule 6 (Mandatory Cost formulae).

 “Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

 “Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

 “Agreed Form” in relation to any document means the form of such document initialled by the Borrower and the Agent for the purposes of identification hereof.

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 “Applicable Law” means all laws (including common or customary law), statutes, constitutions, by-laws, ordinances, regulations or any other legislative measure, judgments, decrees, decisions, writs, awards, orders, rules, directives, guidelines and policies of any Governmental Authority, treaties or any other agreements to which a Governmental Authority is a party, governing or applicable to the business and financial operations of any obligor or that otherwise relate to a Borrowing Base Asset or the exercise by a Lender of its rights under any Finance Document.

 “Applicable Polish Licensing Authority” means the minister of the Republic of Poland competent in environmental matters from time to time including the Minister of Environmental Protection, National Resources and Forestry, the Minister of the Environment and/or his legal successor, and any other authority responsible for licensing of mining operations in Poland at the given time.

 “Assignment Agreement” means an agreement substantially in the form set out in Schedule 8 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Assignment of Global Insurances” means the English law governed agreement dated on or about the date of this Agreement between FX Energy, Inc and the Security Trustee assigning the proceeds of certain Project Insurances to the Security Trustee on behalf of the Lenders.

 “Assignment Hedging Agreements” means the means the agreement dated on or about the date of this Agreement between the Borrower and the Security Trustee assigning the Borrower’s rights under the Hedging Agreements.

 “Assignment of Intercompany Loans” means the agreement dated on or about the date of this Agreement between the Parent, the Borrower, FX Energy Netherlands Partnership C.V., FX Energy Netherlands B.V. and the Security Trustee assigning the rights in respect of intercompany loans granted between members of the Group.

 “Assumptions” means the Economic Assumptions and the Technical Assumptions.

 “Authorisation” means an authorisation, consent, approval, resolution, licence, permit, exemption, filing, notarisation or registration.

 “Availability Period” means the period from and including the date of this Agreement to and including to and including the date falling one (1) month prior to the Final Maturity Date.

 “Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

 “Base Currency” means dollars.

 “Borrowing Base Amount” means, in relation to any Calculation Period, the amount (in dollars) reflected in each Projection which is the lesser of A and B where:

(a)	“A” is the field life cover amount calculated by dividing the Field Life NPV relating to that Calculation Period by 1.5; and

(b)	“B” is the loan life cover amount calculated by dividing the Loan Life NPV relating to that Calculation Period by 1.3.

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 “Borrowing Base Asset” means (a) the Petroleum Assets listed in Schedule 4 (Initial Borrowing Base Assets) and (b) any New Borrowing Base Asset but, in the case of (a) or (b), excluding any Petroleum Asset which has ceased to be designated a Borrowing Base Asset in accordance with Clause 6 (Projections).

 “Borrower Update” means a report or other information prepared by or on behalf of the Borrower which updates the information and/or evaluation(s) contained in the most recent Reserves Report and including any additional information and/or evaluation(s) as the Technical Bank may reasonably require.

 “Break Costs” means the amount (if any) by which:

(a)           the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

 “Budget” means, in relation to each Borrowing Base Asset, a budget for that Borrowing Base Asset setting out all the costs that are to be incurred in connection with that Borrowing Base Asset for the period covered by the budget.

 “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Geneva and Warsaw.

 “Calculation End Date” means, in relation to each Projection, the last day of the last Calculation Period in which any item of Gross Expenditure and/or Gross Income is projected to arise.

 “Calculation Period” means each period of six months commencing on 1 January or 1 July of each year.

 “Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Code” means the US Internal Revenue Code of 1986.

 “Commitment” means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase in Total Commitments); and

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(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase in Total Commitments), to the extent not cancelled, reduced or transferred by it under this Agreement.

  “Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

 “Computer Model” means the computer model used to prepare the Initial Projection, as amended from time to time in accordance with Clause 6.11 (Computer Model) or as otherwise agreed between the Borrower and the Agent.

 “Confidential Information” means all information relating to the Borrower, the Parent, the Guarantors, the Group,  the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)
another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

 “Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 13 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

 “Default” means an Event of Default or any event or circumstance specified in Clause 0 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

 “Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

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 “Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)
from communicating with other Parties in accordance with the terms of the Finance Documents, (and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dutch FSA” means the Financial Supervision Act (Wet op het financieel toezicht), including any regulations issued pursuant thereto.

 “Dutch Letter of Release” means the Dutch law governed letter of release to be entered into on the Refinancing Date pursuant to the Global Letter of Release, releasing the security constituted by the Dutch law governed Deed of Pledge of Shares in FX Energy Netherlands B.V. dated 6 August 2010.

 “Dutch Obligor” means each Original Obligor which is incorporated, registered or organised in the Netherlands.

 “Dutch Share Pledge” means the agreement dated on or about the date of this Agreement between Frontier Exploration Company and FX Drilling Company Inc. in their capacity of general partners of FX Energy Netherlands Partnership C.V. as pledgor, the Security Trustee and FX Energy Netherlands B.V. creating Security over the shares of FX Energy Netherlands B.V.

 “Economic Assumption” means each of the following economic assumptions, and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based:

(a)	Petroleum prices;

(b)	cost of funding;

(c)	Tax;

(d)	currency exchange rates;

(e)	inflation rates;

(f)	discount rates;

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(g)	interest rates; and

(h)	any other assumption that the Technical Bank and the Borrower agree shall be treated as “Economic Assumptions”.

 “Emergency” means a condition or situation which in the opinion of the Borrower:

(a)	materially and adversely affects, or is likely to materially and adversely affect, the ability of the Borrower to operate a Borrowing Base Asset safely as a Reasonable and Prudent Operator; or

(b)	presents or is likely to present a physical threat to persons or property or the security, integrity or reliability of a Borrowing Base Asset.

 “English Letter of Release” means the English law governed letter of release to be entered into on the Refinancing Date pursuant to the Global Letter of Release, releasing the security constituted by the English law governed (i) Security Assignment of Insurances dated 5 August 2010; (ii) Security Assignment over Intercompany Loans dated 5 August 2010; (iii) Security Assignment of Hedging Agreements dated 5 August 2010.

 “Environmental Decision” means, in relation to each Borrowing Base Asset, decyzja o środowiskowych uwarunkowaniach, being the report prepared by the head of the relevant municipality or the regional director of environmental protection in the area of the Borrowing Base Asset which sets out the findings of the applicable environmental impact assessment and the steps required by the operator of the Borrowing Base Asset to ensure that the Borrowing Base Asset complies with Polish Applicable Law and Polish Environmental Requirements.

 “Environmental and Mining Claim” means any claim by any person in connection with (a) a breach, or alleged breach, of Environmental and Mining Laws; (b) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or (c) any other environmental contamination or other infringement of third party rights resulting from the search for, exploration and/or exploitation of minerals, including, for the avoidance of doubt, the Mining Law.

 “Environmental and Mining Laws” means any law or regulation concerning (a) the protection of health and safety; (b) environment; (c) any emission or substance which is capable of causing harm to any living organism or the environment, or (d) geological works as well as search for, exploration and exploitation of minerals.

 “Environmental and Mining Licences” means all Authorisations necessary under Environmental and Mining Laws for the ownership of an interest in any Petroleum Asset, the exploitation of such Petroleum Asset (or any aspect thereof), and/or the carrying out of the operations and activities relating to such Petroleum Asset (including in particular Mining Concessions).

 “Equivalent Financings” means any secured borrowing based financings arranged in the London market relating to any oil and gas project in North West Europe (a) that are comparable to the credit facilities contemplated by this Agreement; and (b) to which a Lender is a party as lender.

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 “Existing Facility Agreement” means the existing US$55,000,000 Senior Reserve Base Lending Facility Agreement dated 5 August 2010 between, amongst others, FX Energy Poland sp. z o.o. as borrower, FX Energy, Inc, FX Energy Netherlands Partnership C.V. and FX Energy Netherlands B.V. as guarantors, and the Royal Bank of Scotland plc, ING Bank N.V. and KBC Bank NV as mandated lead arrangers.

 “Existing Security” means the Security constituted by:

(a)	the Deed of Pledge of Shares in FX Energy Netherlands B.V. dated 6 August 2010;

(b)	the Deed of Assignment of Insurances dated 5 August 2010;

(c)	the Deed of Assignment over Intercompany Loans dated 5 August 2010;

(d)	the Deed of Assignment over Hedging Agreements dated 5 August 2010;

(e)	Agreement for Registered Pledge over Shares in FX Energy Poland sp. z o.o. dated 6 August 2010;

(f)	Agreement for Financial Pledge over Shares in FX Energy Poland sp. z o.o. dated 6 August 2010;

(g)	Agreement for Registered Pledge Over Assets dated 6 August 2010;

(h)	Agreement for Registered Pledge over Bank Accounts dated 6 August 2010;

(i)	Agreement for Financial Pledge over Bank Accounts dated 6 August 2010;

(j)	Agreement for Security Assignment over Gas Sale Agreements dated 6 August 2010;

(k)	any Polish Submission to Execution issued in connection with the Existing Facility Agreement, or the Finance Documents defined therein; and

(l)	any power of attorney issued by way of security in relation to the documents specified above in connection with the Existing Facility Agreement, or the Finance Documents defined therein.

 “Event of Default” means any event or circumstance specified as such in Clause 0 (Events of Default).

 “Facility” means the borrowing base reserve revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

 “Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

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(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

 “Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Mandated Lead Arrangers and the Borrower (or the Agent and the Borrower or the Security Trustee and the Borrower) setting out any of the fees referred to in Clause 13 (Fees).

 “Field Documents” means:

(a)	in relation to each Borrowing Base Asset:

(i)	each Joint Operating Agreement and/ or unitisation and unit operating agreement relating to that Borrowing Base Asset;

(ii)	each agreement relating to the transportation, processing and/or storage of production from that Borrowing Base Asset;

(iii)	each agreement for the sale or marketing of production from that Borrowing Base Asset;

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(iv)
each material agreement relating to that Borrowing Base Asset and/or Petroleum produced therefrom (including any tariff and offtake contract, pipeline transmission contract, drilling contract, equipment supply contract, installation, construction, contract, maintenance and management contract), other than the agreements set forth in items (i) to (iii) above;

(v)
any Authorisation required for the lawful construction, exploitation, development or operation of that Borrowing Base Asset or the production, transportation or sale of Petroleum therefrom (and including any Petroleum production or exploration licence and any particular Environmental and Mining Licenses);

(vi)	any development plan filed with and/or approved by any relevant operating committee and/or any appropriate governmental or other regulatory authority relating to that Borrowing Base Asset;

(vii)	such rights (if any) to geological documentation with respect to the Borrowing Base Assets which the Borrower may have;

(viii)	any applicable Mining Usufruct Agreement;

(ix)	agreements providing real property rights for the locations of the Borrowing Base Assets,

and includes each of the documents listed in Schedule 12 (Schedule of Field Documents);

(b)	any documents relating to the acquisition by any member of the Group of any interests in any Borrowing Base Asset or of any entity holding the interest in such Borrowing Base Asset; and

(c)	any other document designated as such by the Borrower and the Agent.

 “Field Life NPV” means, in relation to any Calculation Period, the amount (in dollars) of the net present value (as at the first day of that Calculation Period) of the aggregate of the Projected Net Revenues (the “relevant amount”)  for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Calculation End Date (being the discounted value of the relevant amount calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 6 (Projections) to the relevant amount).

 “Final Maturity Date” means the earlier of:

(a)           30th June 2018; and

(b)           the Reserve Tail Date.

 “Finance Document” means:

(a)	this Agreement;

(b)	the Mandate Letter;

(c)	the Security Documents;

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(d)	the Intercreditor Deed;

(e)	the Account Bank Agreement;

(f)	the Hedging Agreements;

(g)	any Fee Letter; and

any other document designated as a “Finance Document” by the Agent and the Borrower.

 “Finance Party” means the Agent, the Mandated Lead Arrangers, the Security Trustee, the Hedging Banks or a Lender.

 “Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP/IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

 “Fitch” means Fitch Ratings, a wholly owned subsidiary of Fimalac, S.A.

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 “Frontier Exploration Company” means a corporation established and organised under the laws of Utah with its registered office 3006 Highland Drive, Suite 206, Salt Lake City, UT 84106 and having company number 1023353-0142.

 “FX Drilling Company, Inc.” means a corporation established and organised under the laws of the state of Nevada, United States of America, having its registered office at 311 South Division Street, Carson City, Nevada 89703, United States of America and registered with Secretary of State in Nevada, United States of America under number C4629-1994.

 “FX Energy, Inc.” means a corporation established and organised under the laws of Nevada with its registered office 3006 Highland Drive, Suite 206, Salt Lake City, UT 84106 and having company number C576-1989.

 “FX Energy Netherlands B.V.” means a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands having its corporate seat in Utrecht, The Netherlands, having its registered office at Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam Zuidoost, The Netherlands with the trade register of the commercial register of the chamber of commerce in Amsterdam  under number 30132757.

 “FX Energy Netherlands Partnership C.V.” means a limited partnership (commanditaire vennootschap), organised under the laws of the Netherlands, having its registered office at Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam Zuidoost, The Netherlands and registered with the Dutch Commercial Register under number 33298513 and represented by its general partners (beherende vennoten) being  FX Drilling Company, Inc., and Frontier Exploration Company, a company with limited liability incorporated under the laws of the State of Utah, United States of America, having its registered office at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106, United States of America and registered with the Secretary of State, Utah, United States of America under number 1023353-0142.

 “FX Producing Company, Inc.” means a corporation established and organised under the laws of Nevada with its registered office 311 South Division Street, Carson City, Nevada 89703 and having company number C4628-1994.

 “GAAP/IFRS” means in relation only to the Borrower, the Guarantors or any member of the Group that is not incorporated in the UK, generally accepted accounting principles in that person’s jurisdiction of incorporation, or, in each case, if IFRS has been implemented by the Group or the relevant member thereof, IFRS.

 “Global Letter of Release” means the letter from the Royal Bank of Scotland plc to the Security Trustee dated on or about the date of this Agreement pursuant to which the Royal Bank of Scotland plc agrees to execute and release the Dutch Letter of Release, the English Letter of Release and the Polish Letter of Release on the Refinancing Date.

 “Governmental Authority” means the government of any country, or of any political subdivision thereof, whether state, regional or local, and any agency, authority, branch, department, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government or any subdivision thereof (including any supra-national bodies), and all officials, agents and representatives of each of the foregoing.

 “Guarantors” means the Original Guarantors and each Additional Guarantor.

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 “Gross Expenditure” means, in relation to any period and any Obligor, without double counting:

(a)	to the extent that the same is payable in that period by that Obligor in respect of any Borrowing Base Asset:

(i)	all cash calls by the operator of that Borrowing Base Asset; and

(ii)	to the extent not covered by paragraph (i) above:

(A)	all costs of producing, lifting, transporting, storing, processing and selling any Petroleum derived from that Borrowing Base Asset;

(B)	all costs of reinstating any damaged facilities relating to that Borrowing Base Asset;

(C)	all costs of satisfying any liability in respect of seepage, pollution and well control;

(D)	all insurance premiums and all the fees, costs and expenses of insurance brokers;

(E)	all exploration and appraisal expenditure on that Borrowing Base Asset;

(F)
all costs of abandonment and any payments to make provision for abandonment costs in accordance with all relevant Field Documents relating to the whole or any part of that Borrowing Base Asset or any physical assets associated with it; and

(G)	any royalties under any Petroleum production licence or other payments required by Applicable Law to be made to any Governmental Authority in Poland;

(b)	(if that Obligor holds any interests in any Borrowing Base Assets) any Taxes payable by that Obligor in that period;

(c)	any general and administrative expenditure not falling within paragraph (a) above which is payable by that Obligor in that period but only to the extent attributable to any Borrowing Base Asset;

(d)
any other expenses and payments not falling within the preceding paragraphs of this definition which are payable by that Obligor in that period in respect of any Borrowing Base Asset (including costs related to any hedging arrangements in respect of any Borrowing Base Asset); and

(e)	any other expense or payment not falling in the preceding paragraphs of this definition which the Borrower elects (with the approval of the Majority Lenders) to treat as “Gross Expenditure”.

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 “Gross Income” means, in relation to any period and any Obligor, without double counting:

(a)	to the extent that the same is payable in that period to that Obligor in respect of any Borrowing Base Asset:

(i)	the gross proceeds (without deductions whatsoever) of any disposal of any Petroleum derived from that Borrowing Base Asset paid or payable to that Obligor in that period;

(ii)
any gross proceeds (without any deductions whatsoever) payable to that Obligor in respect of the use or reservation of capacity of any pipeline forming part of, or relating to, that Borrowing Base Asset;

(iii)
any other amounts paid or payable to that Obligor in that period in respect of that Borrowing Base Asset (including subject to Clause 6.3 (Key Principles) any proceeds of insurance or income from hedging arrangements relating to any Borrowing Base Asset); and

(b)	(if that Obligor holds any interests in any Borrowing Base Assets) any refunds of Taxes payable to that Obligor in that period;

but excluding:

(i)	any amount paid or payable by way of loan or contribution to the equity capital of that Obligor in that period;

(ii)	any amount paid or payable to that Obligor by another member of the Group; and

(iii)	any amount paid or payable to that Obligor in that period which does not relate to a Borrowing Base Asset (other than any amount referred to in paragraph (b) above).

 “Group” means, other than for the purpose specified in each of Clause 20.1(c) (Representations) and Clause 22(b) (General Undertakings), the Parent and its Subsidiaries for the time being, in each case as a separate legal entity and not as consolidated with any other member of the Group.

 “Group Structure Chart” means the group structure chart annexed to this Agreement at Schedule 14 (Group Structure Chart).

 “Hedging Agreements” means any agreement or instrument relating to the hedging of commodity price exposure, interest rate exposure or currency exposure (including a forward, swap or option) or any other derivative or risk hedging instrument approved under Clause 5 (Hedging Banks: rights and obligations) of the Intercreditor Deed.

 “Hedging Bank” has the meaning given to it in the Intercreditor Deed.

 “Hedge Coordinator” means BNP Paribas.

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 “Hedging Policy” means a hedging strategy document, in a form annexed to this Agreement as Schedule 15 (Hedging Policy) approved by the Majority Lenders which sets out, among other things, the hedging transactions to be undertaken by the Obligors in the relevant period covered by such document.

 “Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

 “IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

 “ISDA Agreement” means the 2002 ISDA Master Agreement (Multicurrency - Cross Border), as supplemented and amended by a schedule.

 “Increase Lender” has the meaning given to it in Clause 2.2(a)(i) (Increase in Total Commitments).

 “Independent Engineer” means RPS Group Plc or such other reputable independent petroleum engineer or other expert approved by the Technical Bank (in consultation with the Borrower).

 “Initial Approved Reserves” has the meaning given in Clause 6.12 (Initial Approved Reserves).

 “Initial Borrowing Base Assets” means those assets specified in Schedule 4 (Initial Borrowing Base Assets).

 “Initial Projection” means in relation to the Initial Borrowing Base Assets, the relevant Projection described in paragraph 7(n) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation), which is delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent), such Projection to be based on the principles set out in Clause 6.3 (Key principles).

 “Insolvency Officer” means any liquidator, trustee in bankruptcy, judicial custodian or manager, compulsory manager, receiver, administrative receiver, administrator or other similar officer in each case, appointed in any jurisdiction, including a compulsory manager appointed pursuant to Article 27 of the Polish law dated December 6, 1996 (as amended) on registered pledge and pledge register or pursuant to Article 931 of the Polish Code of Civil Procedure.

 “Insurance Proceeds” means any proceeds received by the Borrower under or pursuant to any Project Insurances policy.

 “Intercreditor Deed” means the intercreditor deed to be entered into pursuant to paragraph 2(a)(xi) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

 “Intercreditor Accession Deed” has the meaning given to it in the Intercreditor Deed.

 “Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default Interest).

 “Interim Projection” means each Projection that is adopted or due to be adopted on each Interim Recalculation Date.

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 “Interim Recalculation Date” means any date nominated as such in any Designation Notice delivered pursuant to Clause 6.1(b) (Adoption).

 “ITA” means the Income Tax Act 2007.

 “Joint Operating Agreement” means any contract, agreement, joint venture or other arrangement entered into by the Borrower and a third party regulating joint operations, physical facilities and profits in relation to a Borrowing Base Asset.

“KSK Fields” means each of the Kromolice Field, Kromolice South Field and Środa Wielkopolska Field (as described in Schedule 4 (Initial Borrowing Base Assets)).

 “Legal Reservation” means any qualifications as to matters of law set out in any legal opinion delivered under paragraph 6 of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

 “Lender” means:

(a)	any Original Lender;

(b)	any Accession Lender; and

(c)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

 “Lender Accession Deed” means a deed substantially in the form set out in Schedule 17 (Form of Lender Accession Deed) signed by the Borrower, the Guarantors, the Agent, the Security Agent, the relevant Increase Lender and/or Accession Lender.

 “Lender’s Available Commitment” means a Lender’s Commitment minus (subject as set out below):

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment.

“Letters of Release” means the Dutch Letter of Release, the English Letter of Release and the Polish Letter of Release.

 “LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

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(b)
(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan and, if any such rate is below zero, LIBOR will be deemed to be zero.

 “LMA” means the Loan Market Association.

 “Liquidation Account” has the meaning given in the Account Bank Agreement.

 “Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

 “Loan Life NPV” means, in relation to any Calculation Period, the amount, in dollars, of the net present value (as at the first day of that Calculation Period) of the aggregate of the Projected Net Revenues (the “relevant amount”)  for that Calculation Period and for each Calculation Period occurring thereafter which ends on or before the Final Maturity Date (being the discounted value of the relevant amount calculated, using the Computer Model, by applying the relevant discount rate agreed or determined in accordance with Clause 6 (Projections) to the relevant amount).

 “Majority Lenders” means:

(a)
if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔ per cent. of all the Loans then outstanding.

 “Mandate Letter” means the letter dated 4 December 2012 between BNP Paribas (Suisse) SA as coordinating mandated lead arranger and the Borrower.

 “Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost formulae).

 “Margin” means:

(a)	before 30 June 2016, 3.75 per cent. per annum; and

(b)	thereafter, 4.00 per cent. per annum.

 “Material Adverse Effect” means, in the reasonable opinion of the Majority Lenders (save for the purposes of Clause 6.1(a)(ii)(A) (Projections), in the reasonable opinion of the Technical Bank,  if applicable), a material adverse effect on:

(a)	the financial condition of any Obligor;

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(b)
the ability of any Obligor to perform (i) its obligations under any Finance Document to which it is a party or (ii) its material obligations under any Transaction Document (other than a Finance Document) to which it is a party;

(c)	the validity or enforceability of (i) any Finance Document (or any material provision thereof) or (ii) any Security purported to be created under any Security Document; or

(d)	the rights and remedies of the Lenders under any Finance Document.

 “Mining Concession” means a concession to search for, explore and/or exploit oil and gas issued by the Applicable Polish Licensing Authority.

 “Mining Law” means the act of 9 June 2011 on Geological and Mining Law (Prawo geologiczne i górnicze) (Journal of Laws of the Republic of Poland of 2011, No.163, item 981, as amended), as may be amended from time to time, or any subsequent and/or superseding Polish legislative act applicable to carrying out of mining operations in the Republic of Poland.

 “Mining Usufruct Agreement” means an agreement pursuant to which the Borrower and/or other persons hold the right of a mining usufruct.

 “Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below)  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

 “Monthly Cash Flow Projection” means a report, in the Agreed Form, issued by the Parent at the end of a quarter, which sets out, in respect of each month falling during the 12 month period following the end of such quarter, the cash flow, debt and equity position of the Group (on a consolidated basis) including a breakdown of all planned, committed and uncommitted expenditure of the Group, forecast debt service and estimated revenues.

“Moodys” means Moody’s Investor Services, Inc.

 “New Borrowing Base Asset” means any Petroleum Asset not listed in Schedule 4 (Initial Borrowing Base Assets) and that has been designated as such in accordance with Clause 6 (Projections).

 “Non-Dutch Obligor” means each Original Obligor which is not a Dutch Obligor.

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 “Obligors” has the meaning given to it in the Intercreditor Deed.

 “Onshore Proceeds Account” has the meaning given in the Account Bank Agreement.

 “Original Financial Statements” means:

(a)           in relation to the Borrower, its statutory audited financial statements for its financial year ended 31 December 2011;

(b)           in relation to the Parent:

(i)	the audited consolidated financial statements of the Group for the financial year ending on 31 December 2012;

(ii)	the unaudited consolidated financial statements of the Group for the quarter ending on 31 March 2013.

(c)	in relation to FX Energy Netherlands Partnership C.V., its unaudited annual financial statements for its financial year ended 31 December 2011; and

(d)	in relation to FX Energy Netherlands B.V., its unaudited annual financial statements for its financial year ended 31 December 2011.

“Original Obligor” means the Borrower or an Original Guarantor.

 “Parent” means FX Energy, Inc.

 “Parent Operating Expenses” means the reasonable general and administrative costs of the Parent reflected in the then current Monthly Cash Flow Projection and attributable to activities on the Polish Fields.

 “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

 “Party” means a party to this Agreement.

 “Permitted Expenditure” means:

(a)	any payment pursuant to Clause 3 (Purpose);

(b)	each item of Gross Expenditure reflected in the then current Projection;

(c)	(without double counting) any item of expenditure in respect of Parent Operating Expenses reflected in the then current Monthly Cash Flow Projection;

(d)
any item of expenditure (not being Gross Expenditure) reflected in the then current Monthly Cash Flow Projection and incurred by the Borrower in relation to any Polish Field which is not a  Borrowing Base Asset;

(e)	any payment which the Borrower is required to make by law or as otherwise approved by the Agent into the Liquidation Account; and

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(f)	any other item of expenditure that the Majority Lenders and the Borrower agree to designate as “Permitted Expenditure”.

 “Permitted Security” means:

(a)	any lien arising by operation of law and in the ordinary course of trading;

(b)	any Security constituted by any Finance Document;

(c)
any Security comprising a netting or set-off arrangement entered into by an Obligor or any other member of the Group in the ordinary course of its banking and trading arrangements for the purpose of netting debit and credit balances; and

(d)
any Security granted to secure bids, tenders, contracts, leases, statutory obligations, surety and appeal bonds, and other obligations of a similar nature arising in the ordinary course of trading up to an aggregate limit of US$1,000,000 and which Security may not continue for more than 24 months following its date of creation.

 “Petroleum” means any mineral, oil or relative hydrocarbon (including condensate and natural gas liquids) and natural gas existing in its natural condition in strata (but not including coal or bituminous shale or other stratified deposits from which oil can be extracted by destructive distillation).

 “Petroleum Asset” means (a) any Petroleum field, pipeline transmission system or other Petroleum project, (b) the facilities relating to such field, system or project and/or (c) the interests in such field, system, project or facilities.

 “PGNiG” means Polskie Górnictwo Naftowe i Gazownictwo SA.

 “Polish Environmental Requirements” means Polish regulatory requirements for oil and gas companies including in particular requirements under Environmental and Mining Laws relating to licences and / or other aspects of the Borrowing Base Asset approval and implementation processes.

 “Polish Fields” means any area covered by a Mining Concession in which the Borrower has an interest in respect of the mining usufruct or the petroleum accumulation in such area, including but not limited to any contractual interest.

 “Polish Letter of Release” means the Polish law governed letter of release to be entered into on the Refinancing Date pursuant to the Global Letter of Release, releasing the security constituted by the Polish law governed:

(a)	Agreement for Registered Pledge over Shares in FX Energy Poland sp. z o.o. dated 6 August 2010;

(b)	Agreement for Financial Pledge over Shares in FX Energy Poland sp. z o.o. dated 6 August 2010;

(c)	Agreement for Registered Pledge Over Assets dated 6 August 2010;

(d)	Agreement for Registered Pledge over Bank Accounts dated 6 August 2010;

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(e)	Agreement for Financial Pledge over Bank Accounts dated 6 August 2010;

(f)	Agreement for Security Assignment over Gas Sale Agreements dated 6 August 2010; and

(g)	any documents ancillary to the security constituted by the documents specified above.

 “Polish Financial Pledge over Bank Accounts” means the agreement dated on or about the date of this Agreement between the Borrower and the Security Trustee pledging all right, title and interest in respect of specified bank accounts of the Borrower under the Certain Financial Collateral Law (as defined therein).

 “Polish Financial Pledge over Shares” means the agreement dated on or about the date of this Agreement between FX Energy Netherlands B.V. and the Security Trustee and under the Certain Financial Collateral Law (as defined therein) creating Security over the shares of the Borrower.

“Polish Power of Attorney relating to Bank Accounts” means the power of attorney dated on or about the date of this Agreement granted by the Borrower to the Security Trustee in relation to the Project Accounts.

 “Polish Registered Pledge over Bank Accounts” means the agreement dated on or about the date of this Agreement between the Borrower and the Security Trustee pledging all right, title and interest in respect of specified bank accounts of the Borrower and registered under the Registered Pledge Law (as defined therein).

 “Polish Registered Pledge over Moveable Assets” means the agreement dated on or about the date of this Agreement between the Borrower and the Security Trustee pledging all right, title and interest in the moveable assets of the Borrower and registered under the Registered Pledge Law (as defined therein).

“Polish Registered Pledge over Shares” means the agreement dated on or about the date of this Agreement between FX Energy Netherlands B.V. and the Security Trustee and registered under the Registered Pledge Law (as defined therein) creating Security over the shares of the Borrower.

 “Polish Security Assignment” means the Polish law governed agreement dated on or about the date of this Agreement between the Borrower and the Security Trustee assigning (a) the proceeds of certain Project Insurances in respect of the Borrowing Base Assets and (b) the Borrower’s rights under the gas sale agreements relating to the Roszków, Zaniemysl, KSK, Winna Gora and Lisewo Fields to the Security Trustee.

 “Polish Submission to Execution” means a voluntary submission to enforcement in relation to the Facility pursuant to Article 777 of the Polish Code of Civil Procedure to be executed by the Borrower in favour of the Lenders.

 “Project Accounts” means the Onshore Proceeds Accounts and the Liquidation Account.

 “Project Insurances” means all insurances that the Borrower is required to maintain pursuant to Clause 22.12(a) (Insurance).

 “Project Loans” means the proceeds of Utilisations, drawings under any loan facilities or other Financial Indebtedness incurred in connection with operating and developing the Polish Fields.

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 “Projected Net Revenues” means, in relation to any period, an amount (which may be a negative or positive figure) calculated by deducting “B” from “A” where:

(a)	“A” is the aggregate of the Gross Income of the Borrower projected to be received in that period; and

(b)	“B” is the aggregate of the Gross Expenditure of the Borrower projected to be made in that period.

 “Projection” means a consolidated cashflow and debt service projection prepared or to be prepared pursuant to this Agreement.

 “Probable Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which are as likely as not to be recovered from that Petroleum Asset having regard to the rules and regulations prescribed by the US Securities and Exchange Commission.

 “Proved Reserves” means, in relation to any Petroleum Asset, those quantities of Petroleum which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions having regard to the rules and regulations prescribed by the US Securities and Exchange Commission.

 “Proved and Probable Reserves” means the Proved Reserves and the Probable Reserves.

 “Qualifying Lender” has the meaning given to it in Clause 14 (Tax gross up and indemnities).

 “Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

 “Reasonable and Prudent Operator” means a person acting in good faith, with the intention of performing its contractual obligations and who, in so doing, and in the general conduct of its undertaking, exercises that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be exercised by a skilled and experienced person complying with applicable laws and observing all applicable standard industry practices and guidelines engaged in the same type of undertaking in similar conditions and circumstances.

 “Recalculation Date” means any Scheduled Recalculation Date or Interim Recalculation Date.

“Recapitalisation Date” means the date on which the Agent (acting reasonably) confirms receipt of sufficient evidence indicating that the Borrower is in compliance with applicable Polish thin capitalisation rules.

 “Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

 “Reduction Date” means each date specified in the first column (headed “Reduction Date”) of the table in the Total Commitments Reduction Schedule.

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 “Reference Banks” means the principal London offices of BNP Paribas S.A. and ING Bank N.V. or such other banks as may be appointed by the Agent in consultation with the Borrower.

 “Refinancing Date” means the date of payment or repayment in full of all amounts due under the Finance Documents (as defined in the Existing Facility Agreement) such that no amounts are outstanding thereunder.

 “Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

 “Relevant Interbank Market” means the London interbank market.

 “Relevant Jurisdiction” means:

(a)           the jurisdiction of incorporation or organisation of each member of the Group;

(b)           the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated; and

(c)           the jurisdiction where any member of the Group is conducting its business.

 “Relevant Obligor” means any Obligor (a) that has granted Security under a Security Document over such of its assets as specified by the Agent and (b) whose Holding Company(ies) have granted Security over all of the shares in that Obligor to the Security Trustee.

 “Remaining Borrowing Base Reserves” means, in relation to each Borrowing Base Asset and any date, the quantities of Petroleum forecast in the then current Projection to be produced by that Borrowing Base Asset in the period from that date up to (and including) the Abandonment Date for such Borrowing Base Asset (which figure may vary from Projection to Projection).

 “Repeating Representations” means each of the representations set out in Clause 20 (Representations) other than in Clause 20.7 (No proceedings pending or threatened), paragraph (b) of Clause 20.11 (Security Matters), Clause 20.13 (Deduction of Tax), Clause 20.16 (No filing or stamp taxes), paragraph (a) of Clause 20.18 (Ownership) and Clause 20.29 (Offtake).

 “Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

 “Required Authorisation” means each Authorisation required by an Obligor or any other member of the Group:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and/or

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(c)	in connection with the ownership, development, construction, operation and/or exploitation of any Borrowing Base Asset.

 “Reserves Report” means a report prepared by the Independent Engineer containing such information and/or evaluation(s) (relating to each Borrowing Base Asset or, as the case may be, any other Petroleum Asset which the Borrower is seeking to have designated as a Borrowing Base Asset) as the Technical Bank may reasonably require including evaluation(s) of the recoverable reserves, production profiles, operational expenditure, abandonments costs and/or capital expenditure of such Borrowing Base Assets or, as the case may be, Petroleum Assets.

 “Reserve Tail Date” means the Recalculation Date immediately following (or falling on) the date (reflected in the then current Projection) on which the aggregate Remaining Borrowing Base Reserves for all Borrowing Base Assets is forecast to fall below twenty five (25%) per cent. of the Initial Approved Reserves.

 “Rollover Loan” means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan; and

(c)	made or to be made for the purpose of refinancing a maturing Loan.

 “Scheduled Projection” means each Projection that is adopted or due to be adopted on a Scheduled Recalculation Date.

 “Scheduled Recalculation Date” means each 30 June and 31 December occurring on or before the Final Maturity Date.

 “Screen Rate” means the London interbank offered rate administered by the British Bankers’ Association (or another person which takes over the administration of that rate) for dollars for the relevant period, displayed on the appropriate page of the Reuters screen (or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters).  If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

 “Secured Parties” has the meaning given to it in the Intercreditor Deed.

 “Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

 “Security Documents” means each of the documents specified in paragraph 2(a) (Transaction Documents) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation), together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

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 “Shareholder Proceeds” means the proceeds of all intercompany loans (including, without limitation, under Subordinated Loan Agreements), equity subscriptions or other contributions by the Parent or its Affiliates to the Borrower.

 “Specified Time” means a time determined in accordance with Schedule 16 (Timetables).

 “Subordinated Lender” means any member of the Group that makes or proposes to make loans to the Borrower or any other member of the Group under Subordinated Loan Agreements or equity contributions and which loans or contributions are subject to the Intercreditor Deed.

 “Subordinated Loan Agreements” means any loan agreement (including, without limitation, those loan agreements referred to in Schedule 11 (Existing Financial Indebtedness) between a Subordinated Lender and (a) the Borrower or (b) another Subordinated Lender and which are subject to the Intercreditor Deed.

 “Subsidiary” means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006 which for this purpose shall be treated as including any person the shares or ownership interests in which are subject to Security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such Security.

 “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

 “Technical Bank” means BNP Paribas (Suisse) SA.

 “Technical Assumption” means any assumptions (other than an Economic Assumption), and the values ascribed to such assumptions, upon which each Projection or draft Projection and, in each case, the calculations and information therein are, or are to be, based.

 “Total Commitments” means the aggregate of each Lender’s Commitment from time to time, being US$65,000,000 at the date of this Agreement as may be adjusted in accordance with Clause 2.2 (Increase in Total Commitments) and Clause 8.2 (Reduction).

 “Total Commitments Reduction Schedule” means Schedule 3 (Total Commitments Reduction Schedule).

 “Transaction Close” means the date of satisfaction of all conditions precedent listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation).

 “Transaction Document” means the Finance Documents and the Field Documents.

 “Transaction Security” means the Security created or expressed to be created in favour of the Security Trustee pursuant to the Security Documents.

 “Transfer Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

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 “Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

 “Unitisation” means any unitisation of, or affecting, any Borrowing Base Asset, or any adjustment of the relevant member of the Group’s interests in any Borrowing Base Asset and/or any Petroleum derived therefrom as a result of the pooling of production of that Borrowing Base Asset with that of another field or otherwise.

 “Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

 “Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

 “Utilisation Request” means a notice substantially in the form set out in Schedule 5 (Utilisation Request).

“US Tax Obligor” means:

(a)	in the case of the Borrower, resident for tax purposes in the United States of America; or

(b)	in the case of an Obligor, some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

 “VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2           Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the “Agent”, the “Mandated Lead Arranger”, the “Security Trustee”, the “Technical Bank” any “Finance Party”, any “Secured Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee or Security Trustees in accordance with this Agreement;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

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(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)	a “quarter” means each period of three (3) months commencing on 1 January of each year;

(viii)	a reference to “includes” means ‘includes without limitation’ and ‘includes’ and ‘including’ shall be construed accordingly;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3           Dutch Terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation:

(i)	any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(ii)	obtaining unconditional positive advice (advies) from each competent works council;

(b)           a winding-up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard);

(ii)	dissolved (ontbonden);

(c)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

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(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder;

(f)	a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(g)	an attachment includes a beslag.

1.4           Currency Symbols and Definitions

(a)           “US$”, “$” and “dollars” denote the lawful currency of the United States of America.

(b)           “zloty” denotes the lawful currency of the Republic of Poland.

1.5           Third party rights

(a)
Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)
A Hedging Bank may enforce the terms of Clause 15 (Increased Costs), Clause 16 (Other Indemnities), Clause 18.4 (Enforcement and preservation costs) and Clause 19 (Guarantee and indemnity) in accordance with Clause 38 (Governing law), Clause 39 (Jurisdiction of the English Courts) and the provisions of the Third Parties Act.

(c)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.           THE FACILITY

2.1           The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2           Increase in Total Commitments

(a)	The Borrower may, by delivering to the Agent, on a date falling no later than 30 June 2016:

(i)	a Lender Accession Deed duly completed and executed by the Borrower, the Guarantors and one or more Lenders (the “Increase Lenders”) and/or Accession Lenders; and

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(ii)	in the case of an Accession Lender only, an Intercreditor Accession Deed duly completed and executed by that Accession Lender,

request that the Total Commitments be increased by an amount equal to the aggregate of the additional Commitments of each of such Increase Lenders and the Commitments of each of such Accession Lenders as specified in the Lender Accession Deed provided that:

(A)	the Total Commitments shall not exceed US$100,000,000; and

(B)	the Lenders shall have first been offered and declined the opportunity to provide such additional Commitments as Increase Lenders.

(b)	On the later of the date on which the Agent executes the Lender Accession Deed and (where applicable) the Security Trustee executes the Intercreditor Accession Deed (the “Accession Date”):

(A)
the Obligors, the Finance Parties, the Increase Lenders and the Accession Lenders shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Increase Lenders and Accession Lenders been original parties to the Finance Documents as Lenders with the rights, benefits and/or obligations acquired or assumed by them as a result of such accession;

(B)	such Increase Lenders and Accession Lenders shall become parties hereto as “Lenders”;

(C)	the Commitments of the other Lenders shall continue in full force and effect; and

(D)	Schedule 1, Part III (The Original Lenders) shall be deemed to be updated with the Commitments of such Increase Lenders and (as the case may be) Accession Lenders.

(c)
The Agent shall not be obliged to execute a Lender Accession Deed until it has completed all the necessary “know your customer” or other checks relating to the proposed accession by any Accession Lender. The Agent shall promptly notify the relevant Accession Lenders upon completion of such checks.

(d)
The Agent shall promptly notify the Borrower and each Lender upon its execution of the Lender Accession Deed and shall, as soon as reasonably practicable, provide a copy thereof to the Borrower and each Lender.

2.3           Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

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(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.           PURPOSE

(a)
The Borrower shall make the first drawdown under the Facility within five (5) Business Days of Transaction Close, and shall apply such drawdown towards (i) repayment in full of all amounts outstanding under and pursuant to the Existing Facility Agreement and (ii) payment of all fees and transaction costs referred to in paragraph 7(i) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation), (and the Borrower shall request the Agent to apply the funds from such drawdown directly towards such purposes at the time of drawdown).

(b)	Subject to Clause 3(a), the Borrower shall apply all amounts borrowed by it under the Facility:

(i)	in payment of any fees or transaction costs related to the Facility; and

(ii)	for its general corporate purposes in accordance with Clause 7.4 (Withdrawals from the Onshore Proceeds Account).

3.2           Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.            CONDITIONS OF UTILISATION

4.1           Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to all the Lenders within sixty (60) days of the date of this Agreement.  The Agent shall notify the Borrower promptly upon the Lenders being so satisfied.

4.2           Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

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(c)
other than in the case of a Rollover Loan, any Projection which is due to be adopted by a Recalculation Date has been adopted in accordance with Clause 6 (Projections) by such Recalculation Date unless such Projection has not been adopted because:

(i)	of any failure on the part of any Finance Party to perform its obligations under this Agreement; or

(ii)
the Majority Lenders (acting reasonably) are of the opinion that if such a Projection were to be adopted, the applicable Borrowing Base Amount that would be generated by such a Projection would exceed the aggregate amount of (1) all the outstanding Utilisations and (2) all the Utilisations proposed to be made on the proposed Utilisation Date; and

(d)	the aggregate of:

(i)	the amount of the Utilisation proposed to be made on the proposed Utilisation Date; and

(ii)
the aggregate amount of all outstanding Utilisations on the proposed Utilisation Date less the aggregate amount of all outstanding Utilisations due to be repaid or prepaid on the proposed Utilisation Date, does not exceed the least of (1) the Total Commitments applicable on the proposed Utilisation Date and (2) the Borrowing Base Amount applicable on the proposed Utilisation Date.

4.3           Maximum number of Loans

The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation six (6) or more Loans would be outstanding.

SECTION 3

UTILISATION

5.            UTILISATION - LOANS

5.1           Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2           Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)
in respect of the first Utilisation Request, the proposed Loan is sufficient to repay in full all amounts outstanding under and pursuant to the Existing Facility Agreement and all fees and transaction costs referred to in paragraph 7(i) of Part I of Schedule 2 (Conditions Precedent to Initial Utilisation);

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(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods); and

(v)	it has been duly signed by an authorised signatory of the Borrower.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3           Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)
The proposed Loan must not exceed the maximum amount of the Facility that may be utilised for such Loan under Clause 4.2 (Further conditions precedent) and, except for an initial Loan equal to the total amount of fees and expenses associated with the Facility, the amount of the proposed Loan must be an amount which is a minimum of US$1,000,000 and an integral multiple of US$1,000,000 or, if less, that maximum amount.

5.4           Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by that Lender’s Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

5.5           Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

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SECTION 4

PROJECTIONS

6.            PROJECTIONS

6.1           Adoption

(a)
Until the adoption of the first new Projection in accordance with this Clause 6 (Projections), the Initial Projection shall be the current Projection for the purposes of this Agreement.  A new Projection shall be prepared in accordance with this Clause 6 (Projections) and adopted as of:

(i)	each Scheduled Recalculation Date; and

(ii)	each Interim Recalculation Date if the Technical Bank or the Agent (acting on the instructions of the Majority Lenders) so requires at any time:

(A)
following the occurrence of any event or circumstance which, in the reasonable opinion of the Technical Bank or the Majority Lenders, as applicable, has or is likely to have, a Material Adverse Effect;

(B)	where in the reasonable opinion of the Technical Bank or the Majority Lenders, as applicable, if a new Projection were to be adopted, it would or is likely to:

(1)	generate a Borrowing Base Amount (relating to the Calculation Period in which such new Projection is expected to be adopted) which is less than the aggregate amount of the outstanding Utilisations; or

(2)	demonstrate that the Obligors will not be able to meet their liabilities as they fall due or that the Facility will not be repaid by the Final Maturity Date;

(C)	following any Unitisation; or

(D)	following any change in the operator of any Borrowing Base Asset.

(iii)	following any request pursuant to Clause 6.5 (Asset base) by the Borrower:

(A)	for any Petroleum Asset to be designated a Borrowing Base Asset; or

(B)	for any Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

(b)	Promptly following any request for a new Projection:

(i)	pursuant to Clause 6.1(a)(ii) the Technical Bank shall specify and notify the Borrower of the date as of which such Projection is to be prepared and adopted; or

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(ii)	pursuant to Clause 6.1(a)(iii) the Borrower shall specify and notify the Technical Bank of the date as of which any Projection is to be prepared and adopted, both such notices being a “Designation Notice”.

6.2           Content

(a)	Each Projection and draft Projection prepared pursuant to this Clause 6 (Projections) must:

(i)	be prepared using the latest Computer Model;

(ii)
be in a form similar to the Initial Projection (or such other form as the Agent acting on the instructions of the Majority Lenders may approve) and include the same type of information (and in the same level of detail) as that included in the Initial Projection;

(iii)	be prepared on the basis of the Assumptions that are proposed, approved, agreed and/or determined in accordance with this Clause 6 (Projections);

(iv)	without prejudice to paragraph (a)(ii) of Clause 6.2, include:

(A)	details of all the Assumptions on which it is based;

(B)	calculations of:

(1)	the Projected Net Revenues for each Calculation Period ending on or before the Calculation End Date;

(2)	the Field Life NPV and the Loan Life NPV relating to each Calculation Period ending on or before the Calculation End Date; and

(3)	the Borrowing Base Amount and Total Commitments for each Calculation Period commencing on or before the Final Maturity Date.

(b)	The first Calculation Period shown in each Projection and draft Projection prepared pursuant to this Clause 6 (Projections) shall be:

(i)	in the case of any Scheduled Projection, the Calculation Period that commences on the day after the Scheduled Recalculation Date; and

(ii)
in the case of any Interim Projection, the Calculation Period that commences on the day after the Interim Recalculation Date specified in the Designation Notice or such other Calculation Period as may be specified by the Agent.

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6.3           Key principles

In (a) proposing, agreeing and/or determining Assumptions, (b) preparing and/or approving any Projection or draft Projection or (c) otherwise carrying out their obligations, and exercising their rights, under this Clause 6 (Projections), the Parties shall have regard to and comply with the following principles:

(i)           Each Projection shall, subject to Clause 6.3(ix), be based on:

(A)
where the Technical Bank is satisfied that a Borrowing Base Asset has demonstrated a history of production at a satisfactory level for a period of at least six (6) continuous months and the Technical Bank is satisfied (acting reasonably) that such historic production confirms the Proved and Probable Reserves shown in the then current Reserves Report, the Proved and Probable Reserves of such Borrowing Base Asset; and

(B)	the Proved Reserves of any other Borrowing Base Asset; or

(C)	such other reserves basis as may be agreed between the Technical Bank and the Borrower.

(ii)	Each Projection must disregard any income or expenditure of any Obligor that is not Gross Income or Gross Expenditure.

(iii)
Each Projection must disregard any VAT or similar Tax which is payable in respect of any Gross Income or Gross Expenditure except to the extent that such VAT or similar Tax will be payable by any Obligor and is not effectively recoverable by it.

(iv)
All figures for Taxes included in any Projection must be based on tax legislation in force on the relevant Recalculation Date on which that Projection is due to be adopted and on any official announcements or publications in force as at such date stating that such legislation is to be altered, supplemented or replaced in whole or in part.

(v)
For the purposes of determining the opening cash balance(s) and the closing cash balance(s) for each Calculation Period shown in any Projection, all amounts standing to the credit of accounts that are not Onshore Proceeds Accounts shall be disregarded.

(vi)	The Technical Assumptions to be used for any Projection relating to any Borrowing Base Asset shall be based upon:

(A)
the Reserves Report and Borrower Update that has most recently been delivered to the Agent under this Agreement, in the form and to the extent such Technical Assumptions are  recommended by the Technical Bank; or

(B)	if the Technical Bank and the Borrower agree, information generated by the Borrower and supported by evidence in all respects satisfactory to the Technical Bank.

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(vii)	Each Projection must reflect the then current Budgets and all relevant circumstances (including Abandonment Liabilities).

(viii)	Any proceeds of insurance paid or payable to any Obligor in respect of any Borrowing Base Asset shall only be included as an item of Gross Income to the extent that:

(A)	the Borrower can demonstrate to the reasonable satisfaction of the Agent that such proceeds will be received by that Obligor when projected; and

(B)	such proceeds are not paid or payable to that Obligor in respect of any third party liability.

(ix)
If following any disposal referred to in Clause 22.16 (Disposals) the Borrowing Base Assets comprise only one Polish Field, projections shall henceforth, thereafter, be based on Proved Reserves of such Borrowing Base Asset.

(x)
The Borrower may request, on or before the date falling no later than forty (40) Business Days before each Recalculation Date or, in relation to any Interim Projection, such later date as the Agent may specify, that the Technical Bank approves adding back to Projected Net Revenue for the twelve (12) month period commencing on that Recalculation Date an amount of capital expenditure, provided that such amount:

(A)	does not exceed US$10,000,000;

(B)	would be treated as capital expenditure in accordance with GAAP/IFRS;

(C)	is determined by the Technical Bank not to be financed by oil and gas sales proceeds from the Borrowing Base Assets, but equity, cash at hand or utilisations; and

(D)	is provided for in the Computer Model,

and, if the Technical Bank approves such request, Projected Net Revenue shall be adjusted accordingly.

6.4           Preparatory Steps

(a)
No later than forty (40) Business Days before each Recalculation Date or, in relation to any Interim Projection, such later date as the Agent may specify, the Technical Bank shall submit to the Borrower its proposals for the Assumptions to be used, in each case, for the Projection due to be adopted on such Recalculation Date.

(b)
The Borrower and the Technical Bank shall seek to agree on the Assumptions to be used for each Projection based on the proposals submitted in accordance with Clause 6.4(a) by (i) the date falling thirty (30) Business Days before the Recalculation Date on which that Projection is due to be adopted or (ii) in relation to any Interim Projection, such later date as the Agent may specify.

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6.5           Asset base

(a)
On or before the date falling ten (10) Business Days before the date on which the Technical Bank is due to submit its proposals in respect of the Assumptions to be used for any Projection pursuant to Clause 6.4 (Preparatory Steps), the Borrower may submit a request to the Agent for its consent for any Petroleum Asset to be designated a Borrowing Base Asset and/or for any existing Borrowing Base Asset to cease to be designated a Borrowing Base Asset.

(b)
If the Borrower has made a request under Clause 6.5(a) for any Petroleum Asset to be designated a Borrowing Base Asset or a Projection is being prepared pursuant to Clause 6.1(a)(iii) (Adoption), the Borrower must deliver to the Agent (at the same time it makes the relevant request for such Petroleum Asset to be designated a Borrowing Base Asset) all such information, documentation and evidence as the Agent may consider necessary with respect to such Petroleum Asset including, without limitation, the matters specified in Clause 6.6 (c) (i) to (iv) (Draft Projections).

6.6           Draft Projections

(a)           The Technical Bank shall prepare a draft Projection using:

(i)	all the Assumptions that have been agreed between the Borrower and the Technical Bank pursuant to Clause 6.4 (Preparatory Steps); and

(ii)
to the extent that the Borrower and the Technical Bank have not been able to reach agreement on any such Assumptions by the date referred to in Clause 6.4 (Preparatory Steps) such Assumptions as determined by the Technical Bank (provided that, in the case of any Economic Assumptions, such Assumptions are (from the Borrower’s perspective) no less favourable than the corresponding economic assumptions which are then being used for the production of forecasts and projections on Equivalent Financings).

(b)
The Technical Bank will endeavour to ensure that each draft Projection is delivered to the Borrower and the Lenders no later than (i) twenty-five (25) Business Days prior to the Recalculation Date on which such Projection is due to be adopted or (ii) in the case of any draft Interim Projection, such later date as the Agent may specify.

(c)
Each draft Projection must be accompanied by details of the conditions (if any) that the Agent (acting reasonably) considers necessary to be satisfied in order for (if the Borrower has made a request under Clause 6.5 (Asset base)), the relevant Petroleum Asset(s) to be designated as Borrowing Base Asset(s) and/or, as the case may be, the relevant Borrowing Base Asset(s) to cease to be so designated.  The conditions for the designation of a Petroleum Asset as a Borrowing Base Asset shall include as a minimum (i) the completion of satisfactory economic, legal and technical due diligence relating to that Petroleum Asset (ii) creation of Security  relating thereto (including, without limitation, over relevant gas sale agreements) in favour of the Security Trustee (iii) the production of satisfactory evidence that all Authorisations required for the development and/or exploitation of that Petroleum Asset have been obtained and (iv) a satisfactory Reserves Report.

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6.7           Consideration by Lenders

(a)
Each Lender may, within fifteen (15) Business Days of receiving the draft Projection and other information under Clause 6.6 (Draft Projections), inform (through the Agent) the Technical Bank whether or not it approves each of:

(i)	the adoption of each of the Assumptions used in the preparation of that draft Projection;

(ii)	any relevant Petroleum Asset being designated as a Borrowing Base Asset and the conditions relating thereto (if any); and/or

(iii)	a Borrowing Base Asset ceasing to be so designated and to the conditions relating thereto (if any).

(b)
Any Lender that does not inform, through Agent, the Technical Bank to the contrary within fifteen (15) Business Days of receiving the draft Projection and other information under Clause 6.6 (Draft Projections), shall be deemed to have approved (as the case may be):

(i)	the adoption of all of the Assumptions used in the preparation of that draft Projection;

(ii)	any proposed Petroleum Asset being designated a Borrowing Base Asset and the conditions relating thereto (if any); and/or

(iii)	the relevant Borrowing Base Asset ceasing to be so designated and the conditions relating thereto (if any).

(c)
In any event, the Agent shall on the date falling fifteen (15) Business Days after the date on which each draft Projection is delivered under Clause 6.6 (Draft Projections) to the Lenders, inform the Borrower and the Lenders of whether Clause 6.8 (Lenders approve) or Clause 6.9 (Lenders do not approve) applies with respect to such draft Projection.

6.8           Lenders approve

If (as the case may be):

(a)	the Majority Lenders approve, or are deemed to have approved, the use of each of the Assumptions for the preparation of the relevant Projection; and/or

(b)	the Technical Bank and Majority Lenders approve, or are deemed to have approved, any Petroleum Asset being designated a Borrowing Base Asset and the conditions relating thereto; and/or

(c)	the Majority Lenders approve, or are deemed to have approved, any existing Borrowing Base Asset ceasing to be so designated and the conditions relating thereto,

then (as the case may be):

(a)	the draft Projection shall be adopted in accordance with Clause 6.10 (Adoption of Projection) as the current Projection for the purposes of this Agreement;

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(b)	the proposed new Petroleum Asset shall become a Borrowing Base Asset (upon satisfaction of the relevant conditions); and/or

(c)	the relevant existing Borrowing Base Asset shall cease to be a Borrowing Base Asset (upon satisfaction of such the relevant conditions).

6.9           Lenders do not approve

(a)
If Majority Lenders do not approve any of the Assumptions used in any draft Projection delivered to the Lenders for approval pursuant to Clause 6.6 (Draft Projections) and Clause 6.7 (Consideration by Lenders), then (i) the Technical Bank shall consult with the Lenders and the Borrower as to the Assumptions that should be adopted instead of the Assumptions that the Lenders have not approved (the “rejected Assumptions”) and (ii) the Assumptions that are to be adopted instead of the rejected Assumptions shall be determined by the Majority Lenders.

(b)
The Technical Bank shall, through the Agent, promptly upon the Majority Lenders determining the Assumptions to be used instead of the rejected Assumptions, notify the Borrower and the Lenders of the Assumptions so determined by the Majority Lenders.  The Technical Bank (in consultation with the Borrower) shall, promptly, following  dispatch of such notice:

(i)	revise the relevant draft Projection to reflect the Assumptions so determined by the Majority Lenders; and

(ii)
deliver (through Agent) a copy of such revised draft Projection to the Borrower and the Lenders (and such revised draft Projection shall be adopted in accordance with Clause 6.10 (Adoption of Projection) as the current Projection for the purposes of this Agreement).

(c)
If the Technical Bank and Majority Lenders (i) do not approve the designation of any Petroleum Asset as a Borrowing Base Asset or (ii) require conditions relating to the designation of any Petroleum Asset as a Borrowing Base Asset which are not acceptable to the Borrower, then the Technical Bank will:

(i)
promptly (in consultation with the Borrower) prepare a revised draft Projection based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 6 (Projections) that does not take account of the proposed Petroleum Asset as a Borrowing Base Asset; and

(ii)
deliver (through Agent) a copy of such revised draft Projection to the Borrower, and the Lenders (and such revised draft Projection shall be adopted in accordance with Clause 6.10 (Adoption of Projection) as the current Projection for the purposes of this Agreement).

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(d)
If the Technical Bank and Majority Lenders (i) do not approve of an existing Borrowing Base Asset ceasing to be so designated or (ii) require conditions relating to an existing Borrowing Base Asset ceasing to be so designated which are not acceptable to the Borrower, then the Technical Bank will:

(i)
promptly (in consultation with the Borrower) prepare a revised draft Projection based on the Assumptions that have been agreed, approved or determined in accordance with the preceding provisions of this Clause 6 (Projections) that takes account of the relevant Borrowing Base Asset as a Borrowing Base Asset; and

(ii)
deliver (through the Agent) a copy of such revised draft Projection to the Borrower and the Lenders (and such revised draft Projection shall be adopted in accordance with Clause 6.10 (Adoption of Projection) as the current Projection for the purposes of this Agreement).

6.10        Adoption of Projection

(a)	Each draft Projection prepared pursuant to the preceding provisions of this Clause 6 (Projections) will not be adopted as the current Projection for the purposes of this Agreement until the latest of:

(i)	the relevant Recalculation Date on which the relevant Projection is due to be adopted;

(ii)
(in the case of any Projection to be adopted in accordance with the designation of any Petroleum Asset as a Borrowing Base Asset or the ceasing of an existing Borrowing Base Asset to be so designated) the date on which any relevant conditions (together with any additional conditions that the Majority Lenders may require in accordance with the preceding provisions of this Clause 6 (Projections)) are satisfied; and

(iii)
(in the case of any revised draft Projection that has been prepared pursuant to Clause 6.9 (Lenders do not approve)) the date on which the Technical Bank delivers (through the Agent) the relevant revised draft Projection to the Borrower and the Lenders.

(b)	Upon such adoption of the Projection, the Agent shall inform the Borrower accordingly and shall send a copy of that Projection to the Borrower.

6.11        Computer Model

The Technical Bank may, with the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed), make amendments to the Computer Model from time to time  to correct any deficiencies in such Computer Model (including any conflict between the Computer Model and any Field Document) or otherwise to reflect any changes in circumstance since the date of this Agreement.

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6.12        Initial Approved Reserves

(a)
Subject to the remaining provisions of this Clause 6.12 (Initial Approved Reserves), the “Initial Approved Reserves” shall be the aggregate quantities of Petroleum forecast in the Initial Projection to be produced from the Borrowing Base Assets until the Abandonment Date.

(b)
If any Projection has been adopted in accordance with this Clause 6 (Projections) either in connection with (i) the designation of any Petroleum Asset as a New Borrowing Base Asset or (ii) any Borrowing Base Asset ceasing to be so designated, the Technical Bank (having regard to that Projection and after consulting the Borrower pursuant to Clause 6.5 (Asset base)) shall adjust the Initial Approved Reserves to reflect (as the case may be):

(A)	any increase in the aggregate quantities of Petroleum forecast to be produced by the Borrowing Base Assets by reason of a Petroleum Asset being designated as a New Borrowing Base Asset;

(B)	any decrease in the aggregate quantities of Petroleum forecast to be produced by the Borrowing Base Assets by reason of a Borrowing Base Asset ceasing to be so designated; or

(C)	any other change approved by the Majority Lenders.

(c)
The Agent shall promptly after making any adjustment pursuant to Clause 6.12, notify the Borrower and the Lenders of the same and until the next adjustment is made pursuant Clause 6.12(b), the adjusted figure so notified by the Agent shall be the “Initial Approved Reserves” for the purposes of this Agreement.

SECTION 5

PROJECT ACCOUNTS

7.             PROJECT ACCOUNTS

7.1           Project Accounts

The Borrower shall establish and maintain the Project Accounts with the Account Bank, in accordance with the provisions of the Account Bank Agreement.

7.2           Other Project Accounts

The Borrower may not establish any other bank accounts without the prior written approval of the Agent and then only if such other accounts are opened with the Account Bank and secured in favour of the Security Trustee on substantially the same terms as the Project Accounts are secured and appropriate amendments are made to the provisions of this Section 5 in accordance with the provisions of Clause 35 (Amendments and Waivers).

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7.3           Onshore Proceeds Accounts

The Borrower shall procure that:

(a)	all Gross Income;

(b)	all Project Loans;

(c)	all Shareholder Proceeds;

(d)	any receipts under any Hedging Agreements;

(e)	all Insurance Proceeds;

(f)	all amounts received in connection with the Polish Fields; and

(g)	all other revenues not otherwise allocated,

shall be deposited into the relevant Onshore Proceeds Account.

7.4           Withdrawals from the Onshore Proceeds Accounts

Provided that there is no Default or Event of Default which is continuing (or would result from such withdrawal), the Borrower shall only be entitled to withdraw amounts from the Onshore Proceeds Accounts for the following purposes and in the following order of priority:

(a)	to meet Permitted Expenditure;

(b)	on a pari passu basis:

(i)	to pay any fees, interest and expenses due under the Finance Documents; and

(ii)	to make any hedging payments under a Hedging Agreement in accordance with the terms of the Intercreditor Deed.

(c)
to make mandatory prepayments pursuant to Clause 9.1 (Illegality), Clause 9.2 (Change of control), Clause 9.3 (Refinancing) and Clause 9.7 (Right of replacement or repayment and cancellation in relation to a single Lender) (including, in each case, to pay amounts in respect of breakage costs or other termination amounts or costs payable under any applicable Hedging Agreements at the time of such prepayment);

(d)	to make repayments of principal under the Facility in accordance with Clause 8.2 (Reduction); and

(e)
if, following the Borrower’s request, the Agent is satisfied that immediately following such payment, the amount standing to the credit of the Onshore Proceeds Accounts would be at least equal to the Gross Expenditure (as forecasted in the then current Projection) to be incurred on the Borrowing Base Assets for the six (6) month period following the most recent Recalculation Date to:

(i)	make voluntary repayments or prepayments under the Facility; and

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(ii)	make any non-recurring payments under the Hedging Agreements.

7.5           Deposits into the Liquidation Account

The Borrower shall procure that sufficient funds are credited to the Liquidation Account to comply with its obligations under Articles 128 - 132 of the Mining Law.

7.6           Withdrawals from the Liquidation Account

The Borrower shall not make any withdrawals from the Liquidation Account until it has provided the Agent with a copy of the relevant approval from the appropriate Polish mining supervisory authority.

7.7           Permitted withdrawals – General

(a)
No payments to any Project Account, or withdrawals from any Project Account shall be made except as expressly permitted by this Agreement and the Account Bank Agreement or with the approval of the Majority Lenders.

(b)
All amounts withdrawn from any Project Account by the Borrower for application in or towards making a specific payment or meeting a specific liability shall be applied in or towards making that payment or meeting that liability and for no other purpose.

7.8           Withdrawals during a Default

(a)	The Borrower may not withdraw any moneys from any Project Account:

(i)	at any time when a Default or Event of Default has occurred and is continuing and has been notified by the Agent to the Borrower unless such withdrawal is:

(A)
to fund costs arising from the actions of the Borrower, acting as a Reasonable and Prudent Operator and directly resulting from an Emergency subject to the prior written consent of the Majority Lenders; or

(B)	in payment of Taxes;

(ii)	following receipt by the Borrower of a notice from the Agent pursuant to Clause 23.23 (Acceleration); or

(iii)	at any time where the aggregate amount of Loans outstanding exceeds the Borrowing Base Amount.

(b)
The Borrower acknowledges that, upon any enforcement of any Transaction Security over the Project Accounts, the Security Trustee shall be entitled to require the Account Bank to pay any money standing to the credit of the Project Accounts to the Security Trustee.

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SECTION 6

REPAYMENT, PREPAYMENT AND CANCELLATION

8.            REPAYMENT

8.1           Repayment of Loans

(a)	The Borrower shall repay each Loan on the last day of its Interest Period.

(b)
Subject to compliance with the other terms of this Agreement the Borrower may borrow a Rollover Loan on the last day of the Interest Period pertaining to a Loan after serving a Utilisation Request in accordance with Clause 5 (Utilisation – Loans) and if the Borrower so serves a Utilisation Request, as specified in this paragraph (b) of Clause 8.1, then the relevant Loan shall be deemed to have been repaid to the Lenders on the last day of the relevant Interest Period and to have been immediately reborrowed as a Rollover Loan by the Borrower from the Lenders for the Interest Period selected in the relevant Utilisation Request.

(c)	Notwithstanding any other provision of this Agreement, all Utilisations and other amounts outstanding under the Facility shall be repaid on the Final Maturity Date.

8.2           Reduction

(a)
Subject to Clause 9.4 (Voluntary cancellation), the Total Commitments shall be reduced on each Reduction Date by the percentage set out opposite each Reduction Date in the Total Commitments Reduction Schedule with each Lender’s Commitment reduced pro rata, provided that if such Reduction Date is not a Business Day that Reduction Date shall instead fall on the preceding Business Day.

(b)
The Borrower shall ensure that sufficient Loans are repaid on a Reduction Date to the extent necessary so that the aggregate of the outstanding Loans (after that repayment) is equal to or less than the reduced amount of the Total Commitments at that time.

(c)
The Borrower shall ensure that sufficient Loans are repaid within five (5) Business Days of a Recalculation Date to the extent necessary so that the aggregate of the outstanding Loans (after that repayment) is equal to or less than the Borrowing Base Amount (which, for the avoidance of doubt, shall take into account any permitted disposal of part or whole of a Borrowing Base Asset by way of share sale or asset sale pursuant to Clause 22.16 (Disposals)) applicable on the day after such Recalculation Date.

(d)	Any reduction of the Total Commitments shall reduce rateably the Commitment of each Lender.

(e)
If the Borrower cancels the whole or any part of the Commitments in accordance with Clause 9.4 (Voluntary cancellation), then the amount of each Lender’s Commitment for each Reduction Date falling after that cancellation will reduce pro rata in chronological order by the amount cancelled.

(f)	Any repayments of Loans under Clause 8.2(b) or Clause 8.2(c) shall be applied towards such Loans as the Agent (acting in consultation with the Borrower) shall determine.

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(g)	The Total Commitments shall reduce to zero on 30 June 2018.

9.            PREPAYMENT AND CANCELLATION

9.1          Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)
the Borrower shall repay that Lender’s participation in the Loans made to the Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

9.2          Change of control

(a)	For the purpose of this Clause:

“a Change of Control Event” occurs if:

(i)
the Parent does not or ceases to hold, directly or indirectly and both legally and beneficially, and have the right to vote as it sees fit, more than fifty (50%) per cent. of the share capital of any Obligor;

(ii)
the Parent does not or ceases to have the right to direct the management of any Obligor to comply with the types of obligations imposed by the Finance Documents or to determine the composition of a majority of the board of directors of any Obligor;

(iii)
any person or two or more persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Parent (or other securities convertible into such voting stock) representing fifty (50%) per cent. or more of the combined voting power of all voting stock of the Parent; or

(iv)
during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of the Parent (together with any new director whose election by the Parent’s board of directors or whose nomination for election by Parent’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Parent then in office.

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“acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in an Obligor, to obtain or consolidate control of the Obligor.

“control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of an Obligor; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Obligor; or

(C)	give directions with respect to the operating and financial policies of the Obligor which the directors or other equivalent officers of the Obligor are obliged to comply with; or

(ii)
the holding of more than one-half of the issued share capital of an Obligor (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(b)           If a Change of Control Event occurs:

(i)	the Borrower and/or the Parent shall promptly notify the Agent upon becoming aware of that event; and

(ii)
the Agent shall, by not less than ten (10) days notice to the Borrower, cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

9.3          Refinancing

If this Facility is refinanced at any time in whole or in part, then on the date on which the first drawing is made under the credit facility or any other funding arrangement entered into for the purposes of such refinancing:

(a)	the Total Commitments shall be cancelled; and

(b)	the Borrower must repay all Utilisations and other amounts outstanding under the Finance Documents.

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9.4          Insurance Proceeds

The Borrower shall prepay Loans in amount of any Insurance Proceeds within five (5) Business Days of receipt of such amounts pro rata across the outstanding Loans. For the purposes of this Clause 9.4:

“Insurance Proceeds” means the proceeds of any insurance claim under any insurance maintained by the Borrower in respect of the Borrowing Base Assets except for Excluded Insurance Proceeds and after deducting any reasonable expenses in relation to that claim which are incurred by Borrower to persons who are not members of the Group.

“Excluded Insurance Proceeds” means any proceeds of an insurance claim which the Borrower notifies the Agent is, or is to be, applied:

(a)	to meet a third party claim; or

(b)	provided that the aggregate amount of Loans outstanding does not exceed the Borrowing Base Amount and no Default or Event of Default has occurred and is continuing:

(i)	to cover operating losses in respect of which the relevant insurance claim was made; or

(ii)	in the replacement, reinstatement and/or repair of the assets or otherwise in amelioration of the loss in respect of which the relevant insurance claim was made,

in each case as soon as possible (but in any event within thirty (30) days, or such longer period as the Majority Lenders may agree) after receipt.

9.5          Voluntary cancellation

The Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$1,000,000 or if less, the undrawn amount) of the Available Facility.  Any cancellation under this Clause 9.4 shall reduce the Commitments of the Lenders rateably.

9.6          Voluntary Prepayment of Loans

Subject to Clause 7.4(e)(i), the Borrower may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$1,000,000).

9.7          Right of replacement or repayment and cancellation in relation to a single Lender

(a)           If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs); or

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(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 6 (Mandatory Cost formulae),

the Borrower may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement for that increase or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrower has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

(d)
The Borrower may, in the circumstances set out in paragraph (a) above, on five (5) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Borrower shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

9.8          Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

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(c)
The Borrower may not voluntarily cancel all or any part of the Facility or voluntarily prepay all or any part of the Facility unless the Borrower has provided evidence to the Agent and the Agent has confirmed that it is satisfied that the Borrower has sufficient funds available to pay when due any breakage costs or other termination amounts or costs payable under any Hedging Agreement in relation to the proposed cancellation or prepayment.

(d)	Unless a contrary indication appears in this Agreement, any part of the Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 7

COSTS OF UTILISATION

10.          INTEREST

10.1        Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

10.2        Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

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10.3        Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Agreement) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2%) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two (2%) per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4        Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

11.          INTEREST PERIODS

11.1        Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)
Subject to this Clause 11, the Borrower may select an Interest Period of one (1), three (3) or six (6) Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(c)
The Borrower may select an Interest Period of less than six (6) Months which does not coincide with the periods specified in paragraph (b) of Clause 11.1 for the purpose of ensuring that (i) the last day of such Interest Period coincides with a Reduction Date or Recalculation Date and (ii) there are sufficient Loans which have an Interest Period ending on any Reduction Date  or Recalculation Date (with an aggregate amount equal to or greater than the amount required to be repaid on that Reduction Date or Recalculation Date).

(d)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

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(e)	Each Interest Period for a Loan shall start on the Utilisation Date.

(f)	A Loan has one Interest Period only.

11.2        Changes to Interest Periods

(a)
Prior to determining the interest rate for a Loan, the Agent may shorten the Interest Period for any Loan (i) to ensure that the last day of such Interest Period coincides with a Reduction Date or Recalculation Date or (ii) to ensure that there are sufficient Loans which have an Interest Period ending on any Reduction Date or Recalculation Date (with an aggregate amount equal to or greater than the amount required to be repaid on that Reduction Date or Recalculation Date) or (iii) otherwise in consultation with the Borrower following the Borrower’s request.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 11.2, it shall promptly notify the Borrower and the Lenders.

11.3        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.4        Consolidation of Loans

If two or more Interest Periods:

(a)	relate to one or more Loans; and

(b)	end on the same date,

those Loans will, unless that Borrower specifies to the contrary, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

12.          CHANGES TO THE CALCULATION OF INTEREST

12.1        Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2        Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

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(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five (35%) per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

12.3        Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

12.4        Break Costs

(a)
The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

13.          FEES

13.1        Commitment fee

(a)
The Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of forty (40%) per cent. of the Margin payable on each Lender’s Available Commitment for the period from the date of this Agreement to last day of the Availability Period.

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(b)
The accrued commitment fee is payable on the last day of each successive Month which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2        Arrangement fee

The Borrower shall pay to each Mandated Lead Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

13.3        Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4        Security Trustee fee

The Borrower shall pay to the Security Trustee (for its own account) the security trustee fee in the amount and at the times agreed in a Fee Letter.

13.5        Technical Bank fee

The Borrower shall pay to the Technical Bank (for its own account) the technical bank fee in the amount and at the times agreed in a Fee Letter.

SECTION 8

ADDITIONAL PAYMENT OBLIGATIONS

14.          TAX GROSS UP AND INDEMNITIES

14.1        Definitions

(a)	In this Agreement:

“Certificate of Residence” means a document issued by the appropriate tax authorities of a country of residence of the Treaty Lender confirming its tax residency in that country.

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a resident in Poland;

(ii)	acting through a Facility office established in Poland and constituting a permanent establishment within the meaning of the relevant double taxation agreement; or

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(iii)	a Treaty Lender which has provided the Borrower with the Certificate of Residence.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Agreement).

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in Poland through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Poland which makes provision for full exemption from tax imposed by Poland on interest.

(b)	Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

14.2        Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify each Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Poland, if on the date on which the payment falls due:

(i)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or

(ii)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

14.3        Tax indemnity

(a)
The Borrower shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document (other than a Hedging Agreement).

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

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(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)           to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 14.2 (Tax gross-up); or

(B)
would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.

14.4        Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)           that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor (but without any obligation to arrange its tax affairs other than it sees fit or disclose any information about its tax affairs).

14.5        Lender Status Confirmation

Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate, Assignment Agreement or Lender Accession Deed which it executes on becoming a Party, and for the benefit of the Agent and without liability to any Obligor, which of the following categories it falls in:

(a)	not a Qualifying Lender;

(b)	a Qualifying Lender (other than a Treaty Lender); or

(c)	a Treaty Lender.

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If a New Lender fails to indicate its status in accordance with this Clause 14.5 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (and the Agent, upon receipt of such notification, shall inform the Borrower).  For the avoidance of doubt, a Transfer Certificate, Assignment Agreement or Lender Accession Deed shall not be invalidated by any failure of a Lender to comply with this Clause 14.5.

14.6        Stamp taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Secured Party and the Mandated Lead Arrangers against any cost, loss or liability that Secured Party or Mandated Lead Arranger incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

14.7        VAT

(a)
All amounts set out, or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 14.7 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

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14.8        FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)           confirm to that other Party whether it is:

(A)          a FATCA Exempt Party; or

(B)         not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to Clause 14.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)           any law or regulation;

(ii)           any fiduciary duty; or

(iii)          any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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15.          INCREASED COSTS

15.1        Increased costs

(a)
Subject to Clause 15.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation including, without limitation, those attributable to Basel II or (ii) compliance with any law or regulation made after the date of this Agreement including, without limitation, those attributable to Basel III.

(b)	In this Agreement:

(i)
“Basel II” means “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement.

(ii)	“Basel III” means:

(A)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)
the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

(iii)          “Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

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which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.2        Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.3        Exceptions

(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)
compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).

16.          OTHER INDEMNITIES

16.1        Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

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that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Secured Party and the Mandated Lead Arranger to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.2       Other indemnities

Each Obligor shall, within three (3) Business Days of demand, indemnify each Secured Party and the Mandated Lead Arrangers against any cost, loss or liability incurred by that Secured Party or Mandated Lead Arranger as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)
funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

16.3        Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)           investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.4        Indemnity to the Security Trustee

(a)	Each Obligor shall promptly indemnify the Security Trustee and every Receiver and Delegate against any cost, loss or liability incurred by any of them as a result of:

(i)	the taking, holding, protection or enforcement of the Transaction Security;

(ii)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee and each Receiver and Delegate by the Finance Documents or by law; and

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(iii)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

(b)
The Security Trustee may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 16.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

17.          MITIGATION BY THE LENDERS

17.1        Mitigation

(a)
Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality), Clause 12 (Changes to the Calculation of Interest), Clause 14 (Tax gross up and indemnities), Clause 15 (Increased costs) or paragraph 3 of Schedule 6 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2       Limitation of liability

(a)	The Borrower shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

18.          COSTS AND EXPENSES

18.1        Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Mandated Lead Arrangers, the Technical Bank and the Security Trustee the amount of all costs and expenses (including, but not limited to, legal and consultancy fees) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Receiver or Delegate) in connection with:

(a)	the negotiation, preparation, printing, execution, syndication and perfection of:

(i)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(ii)	any other Finance Documents executed after the date of this Agreement.

(b)	the designation or de-designation of any Petroleum Assets as Borrowing Base Assets; and

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(c)
the amount payable by the Borrower under paragraph (a) of Clause 18.1 in connection with the negotiation, preparation, printing and execution of (i) this Agreement and (ii) any other document relating thereto which is, or to be, executed on or before the date of the first Utilisation Date shall be paid on or before the first Utilisation Date.

18.2        Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Borrower shall, within three (3) Business Days of demand, reimburse each of the Agent and the Security Trustee for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Trustee (and in the case of the Security Trustee, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3        Security Trustee’s ongoing costs

(a)
In the event of (i) the occurrence of a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by an Obligor or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Borrower shall pay to the Security Trustee any additional remuneration that may be agreed between them.

(b)
If the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

18.4        Enforcement and preservation costs

The Borrower shall, within three (3) Business Days of demand, pay to each Secured Party and the Mandated Lead Arrangers the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party and the Mandated Lead Arrangers in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Trustee as a consequence of taking or holding the Transaction Security or enforcing these rights.

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SECTION 9

GUARANTEE

19.          GUARANTEE AND INDEMNITY

19.1        Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantors shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2        Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3        Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability each Guarantor under this Clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4        Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

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(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

19.5        Guarantor Intent

Without prejudice to the generality of Clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

19.6        Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

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19.7        Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 19.

19.8        Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 19:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 19.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Borrower under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

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19.9        Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 10

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

20.          REPRESENTATIONS

20.1        Application

(a)	Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

(b)	Each Obligor makes the representations and warranties set out in Clause 20.11 (Security matters) on the date on which each Security Document is entered into.

(c)
Save in respect of Clause 20.9(c) (Compliance with Environmental and Mining Laws), Clause 20.10 (Compliance with laws) and Clause 20.22 (Group Liquidity Test), any reference to ‘Group’ in each of the representations and warranties set out in this Clause excludes reference to FX Drilling Company, Inc. and FX Producing Company, Inc.

20.2        Non-conflict with other obligations

The entry into and performance by it of, or any member of the Group of, and the transactions contemplated by, the Transaction Documents to which it, or such member of the Group, is a party do not and will not conflict with:

(a)	any law or regulation applicable to it or any member of the Group;

(b)	its or any of its Subsidiaries’ constitutional documents or the constitutional documents of any member of the Group; or

(c)	any Transaction Document or any other agreement or instrument binding upon (i) it or any of its assets or (ii) any member of the Group or any assets of any member of the Group.

20.3        Status

(a)
It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation or, in the case of FX Energy Netherlands Partnership C.V., duly organised or registered and validly existing under the laws of the Netherlands.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

(c)	It is not a FATCA FFI or a US Tax Obligor.

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20.4        Power and authority

It and each member of the Group has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

20.5        Binding obligations

The obligations expressed to be assumed by it, and each member of the Group, in each Transaction Document are, subject to any Legal Reservations, legal, valid, binding and enforceable obligations and are in full force and effect.

20.6        Pari passu ranking

Its indebtedness and payment obligations and the indebtedness and payment obligations of each member of the Group under the Finance Documents rank at least pari passu with the claims of all its, or as the case may be, that Group member’s other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.7        No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against any member of the Group (or against the directors of any member of the Group).

20.8        Financial statements

(a)	Its latest audited/unaudited financial statements were prepared in accordance with GAAP/IFRS consistently applied.

(b)	Its latest audited/unaudited financial statements fairly represent its financial condition and operations (consolidated in the case of the Parent) during the relevant financial year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since the date on which its latest audited/unaudited financial statements were first provided pursuant to Clause 21.2 (Financial statements).

20.9        Compliance with Environmental and Mining Laws

(a)
All Environmental and Mining Licences required in connection with the Borrowing Base Assets and/or their exploitation have been obtained and it and each member of the Group and the operator of each Borrowing Base Asset have at all times complied with those Environmental and Mining Licences and all applicable Environmental Decisions and all other applicable Environmental and Mining Laws.

(b)	There is no material environmental contamination on any site connected with any Borrowing Base Asset.

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(c)
There are no Environmental and Mining Claims current, or to its knowledge, pending or threatened, against or connected with it, any member of the Group or any Borrowing Base Asset which have or may have a Material Adverse Effect.

(d)	So far as each Obligor is aware, PGNiG has not received any notice of withdrawal or intention to withdraw any applicable Environmental and Mining Licence granted to it.

20.10     Compliance with Laws

Members of the Group are in material compliance with all laws and regulations applicable to them.

20.11      Security matters

(a)	No Security (or agreement to create the same) exists over any of its assets or the assets of any other member of the Group, in each case, save for any Permitted Security.

(b)	Subject to (i) any Legal Reservation or (ii) any required registration of any Security Documents, each Security Document to which it, or any member of the Group, is a party:

(i)
confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document and each such Security is (subject to any Permitted Security which may be prior ranking) first ranking; and

(ii)
is valid and enforceable against (A) it or, as the case may be, that member of the Group, and (B) its Insolvency Officers and its creditors or, as the case may be, the Insolvency Officers and creditors of that member of the Group; and

(iii)
is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of it or any of its assets or, as the case may be, that member of the Group or any of that Group member’s assets.

(c)
Each member of the Group that has entered into any Security Document for the purposes of granting Security over all or any of its assets is the legal and beneficial owner of all of the assets (the “charged assets”) secured, or purported to be secured, under such Security Document free from any Security (other than the relevant Security created pursuant to that Security Document or any Permitted Security).  Where the charged assets comprise shares held by that member of the Group in another member of the Group, such charged assets are free from any restrictions as to transfer or registration and are not subject to any calls or other liability to pay money.

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(d)
With respect to the Initial Borrowing Base Assets (and, in respect of the Winna Gora Field and the Lisewo Field, subject to the fulfilment of the conditions set out in Clause 22.31 (Conditions Subsequent)) the Borrower holds the following interests in the relevant mining usufructs for exploitation:

Initial Borrowing Base Asset	Borrower’s Interest	Other Interests
Zaniemysl Field	24.5%	51%
		24.5%
Roszków Field	49%	51%
Kromolice Field	49%	51%
Kromolice S Field	49%	51%
Środa Wielkopolska Field	49%	51%
Winna Gora Field	49%	51%
Lisewo Field	49%	51%

20.12      Validity and admissibility in evidence

All Required Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)	to make the Transaction Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect and no steps have been taken for the revocation, variation or refusal of any Required Authorisation which has been granted.

20.13     Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender.

20.14      No default

(a)	No Default or Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

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20.15     Governing law and enforcement

(a)
The choice of governing law of each of the Finance Documents to which it, or any member of the Group, is a party will, subject to any Legal Reservations, be recognised and enforced in its or, as the case may be, that group member’s Relevant Jurisdiction.

(b)	Any judgment obtained in England in relation to a Finance Document will, subject to any Legal Reservations, be recognised and enforced in each Relevant Jurisdiction.

20.16     No filing or stamp taxes

Subject to (i) due registration of the Polish registered pledges (ii) notarial fees in respect of any Security Documents and (iii) stamp duty on any power of attorney presented to Polish authorities as well as common or administrative courts in Poland, under the law of its jurisdiction of incorporation or the jurisdiction of incorporation or organisation of any member of the Group it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.17     Borrowing Base Assets and Field Documents

(a)
The Field Documents are in full force and effect in all material respects and contain no restrictions, covenants and conditions that would, in any material respect, adversely affect the use, ownership, possession or exploitation of any Borrowing Base Asset in the manner contemplated by the Transaction Documents, the then current Projection, and each then current Budget.  A complete list of Fields Documents existing on the date of the execution of this Agreement is set out in Schedule 12 (Schedule of Field Documents) hereto.

(b)
No member of the Group that is a party to a Field Document is in material default under any Field Document and, to the best of its knowledge and belief, no other party to a Field Document is in material default under any Field Document.

(c)
It, or a member of the Group, owns, or has sufficient access to and the right to use, all assets necessary for the exploitation of each Borrowing Base Asset as contemplated by the Transaction Documents, the then current Projection, and each then current Budget (subject, in respect of the Winna Gora Field and the Lisewo Field, to the fulfilment of the conditions set out in Clause 22.31 (Conditions Subsequent)).

(d)
The Borrower and other members of the Group have rights to all assets, which are required in order to allow the Borrower to own, operate (to the extent it is the operator in relation to such Borrowing Base Asset) and exploit the Borrowing Base Assets as contemplated in the Projections and Technical Assumptions.

(e)
Additionally, the Borrower is the absolute legal and beneficial owner (or, subject to paragraph (d) of Clause 20.11, co-owner and/or co-venturer together with other parties holding interests with respect to the Borrowing Base Assets) of each Borrowing Base Asset free from any Security or other interest of any kind other than (i) the Security under the Security Documents, (ii) the Security permitted under Clause 22.13 (Negative pledge) (including, for the avoidance of doubt, Permitted Security) and (iii) the interests (if any) of any co-venturers under the Field Documents relating to that Borrowing Base Asset.

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(f)	No member of the Group is under any obligation to create any Security over any Borrowing Base Asset except by virtue of any Security Document or as permitted under Clause 22.13 (Negative pledge).

(g)	Each copy of a Field Document delivered to the Agent by it is, at the time it is delivered, a correct and complete copy of the relevant document as in force at that time.

20.18     Ownership

(a)	As at the date of this Agreement, the only member of the Group that holds any interests in any Borrowing Base Assets is the Borrower.

(b)	As at the date of this Agreement, the ownership structure of the Group is as set out in the Group Structure Chart.

(c)	Each member of the Group that holds any interest in any Borrowing Base Assets is a Relevant Obligor.

20.19     Insurances

All insurances which are at any time required to be maintained or effected by it, or any member of the Group, pursuant to the Finance Documents are in full force and effect at that time, and to the best of its knowledge and belief, no event or circumstance has occurred, nor has there been any omission to disclose a fact, which would in either case entitle any insurer under those insurances to avoid its liability or otherwise reduce its liability.

20.20     Projections

(a)	All information provided by, or on behalf of, it or any member of the Group for the purposes of preparing the current Projection:

(i)	in the case of any factual information, was true in all material respects as at the date it was provided; and

(ii)	have been prepared and provided in good faith and with due care on the basis of recent historical information and assumptions it considers to be reasonable.

(b)           The current Projection:

(i)	is based on reasonable assumptions;

(ii)	is consistent with the provisions of the Transaction Documents in all material respects;

(iii)	(to the extent prepared by any Obligor or other member of the Group) has been prepared in good faith and with due care; and

(iv)	fairly represents the expectations of the members of the Group,

except, in the case of paragraph (i) and (iv) above, to the extent the assumptions and expectations of the members of the Group differ from those of the Majority Lenders.

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20.21      No Winding Up

No member of the Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief after making due enquiry) threatened against it for its bankruptcy, winding–up, dissolution, administration or re–organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, bankruptcy trustee or similar officer of it or of any or all of its assets or revenues.

20.22     Group Liquidity Test

The Monthly Cash Flow Projection most recently delivered to the Agent:

(a)	is based on reasonable assumptions;

(b)	has been prepared in good faith and with due care;

(c)	fairly represents the expectations of the Parent; and

(d)	includes a forecast of all of the outgoings, expenditures and liabilities that the members of the Group are expected to incur in the relevant forecast period for such Monthly Cash Flow Projection.

20.23     Taxation

(a)
Each member of the Group has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	No member of the Group is materially overdue in the filing of any Tax returns.

(c)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.

20.24      Dutch Tax Status

No notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

20.25     No Immunity

In any proceedings taken in a Relevant Jurisdiction in relation to the Finance Documents, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

20.26     Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts done and performed for private and commercial purposes.

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20.27     Ranking

As from the date of execution of each of the Letters of Release, the Transaction Security will have first ranking priority and will not be subject to any prior ranking or pari passu ranking Security.

20.28     Good title to assets

It has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.29     Offtake

The Borrower has not entered into any agreement for the disposal of any Petroleum produced from any Borrowing Base Asset except to PGNiG.

20.30     Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period;

(b)	in the case of an Additional Guarantor, the day on which it becomes (or it is proposed that it becomes) an Additional Guarantor; and

(c)	each Recalculation Date.

21.          INFORMATION UNDERTAKINGS

21.1        Application

(a)	The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)
Any projection, report or other document provided to the Agent pursuant to Clauses 21.2 (Financial statements), 21.4 (Operations Report), 21.5 (Group Liquidity Test), 21.6 (Compliance Certificate), 21.7 (Information: Miscellaneous), 21.8 (Information: Borrowing Base Assets), 21.9 (Information: Projections and Reserve Reports), 21.10 (Budgets) and 21.11(Notification of Default), shall following receipt thereof in final form be provided by the Agent to the Lenders.

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21.2        Financial statements

The Parent shall supply, or shall procure the Borrower to supply to the Agent:

(a)	as soon as the same become available, but in any event within ninety (90) days after the end of each of their financial years:

(i)	the unaudited financial statements of the Borrower for that financial year;

(ii)	the audited consolidated financial statements of the Parent for that financial year; and

(iii)	the annual unaudited statements of FX Drilling Company, Inc. and FX Producing Company, Inc.

(b)
as soon as the same becomes available, but in any event within one hundred and eighty (180) days after the end of its financial years, the annual audited financial statements of the Borrower for that financial year;

(c)
as soon as the same become available, but in any event within two hundred and seventy (270) days after the end of each of their financial years the annual financial statements of FX Energy Netherlands Partnership C.V. and FX Energy Netherlands B.V. for that financial year; and

(d)	as soon as the same become available, but in any event within ninety (90) days after the end of each quarter the Parent’s unaudited consolidated quarterly management accounts for that period.

21.3        Requirements as to financial statements

(a)	The Parent shall provide with its financial statements delivered pursuant to Clause 21.2(Financial statements):

(i)	a certificate by a director of the Parent certifying such financial statements as fairly representing its financial condition as at the date at which those financial statements were drawn up; or

(ii)
a copy of the certifications by each of the chief executive officer and the chief financial officer of the Parent pursuant to 18 U.S.C. section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and/or Rule 13a-14(b) of the Securities Exchange Act of 1934.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 21.2 (Financial statements) is prepared using GAAP/IFRS.

Any reference in this Agreement to “those financial statements” shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

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21.4        Operations Report

The Borrower must provide to the Agent within fifteen (15) calendar days of the last Business Day of every month (and in respect of such month), updates, in a form and substance satisfactory to the Agent in respect of each Borrowing Base Asset to include all material technical and other information in relation to each of the Borrowing Base Assets, including (for the avoidance of doubt and without limitation):

(a)	information in respect of any delay in achieving first gas/oil in respect of each Borrowing Base Asset for the month in question;

(b)	the production performance and Petroleum sales figures in respect of each Borrowing Base Asset for the month in question;

(c)	information in respect of all maintenance work and operational activities carried out in connection with each Borrowing Base Asset during the month in question; and

(d)	all forward activities anticipated in respect of the Borrowing Base Assets during the forthcoming calendar months.

21.5        Group Liquidity Test

The Parent shall ensure that:

(a)	a Monthly Cash Flow Projection is prepared confirming that sufficient funds (cash, cash flow, debt and equity) are available to meet all of the Group’s obligations as and when they fall due;

(b)
each such Monthly Cash Flow Projection is delivered to the Agent by the date falling five (5) Business Days after the relevant date as of which such Monthly Cash Flow Projection is required to be prepared;

(c)
it (i) promptly considers and addresses any amendments that the Lenders suggest to the assumptions used for each such Monthly Cash Flow Projection  (ii) shall revise the relevant Monthly Cash Flow Projection in accordance with such amendments and (iii) shall deliver to the Agent such revised Monthly Cash Flow Projection; and

(d)
if it becomes aware of any event, circumstance or information which results in any assumption, data or item of information included in the Monthly Cash Flow Projection most recently delivered to the Agent becoming inaccurate or otherwise out-of-date, in each case, in any material respect, it will promptly notify the Agent of the same.

21.6        Compliance Certificate

(a)
Within ten (10) Business Days after the end of each quarter, the Parent shall supply to the Agent a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21.5 (Group Liquidity Test) as of the end of that quarter.

(b)	Each Compliance Certificate shall be signed by one (1) director of the Parent.

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(c)	Any material change to the information contained in the most recent Compliance Certificate shall be notified promptly to the Agent.

21.7        Information:  miscellaneous

(a)	The Borrower shall supply to the Agent:

(i)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii)
copies of all documents filed publicly by, or on behalf of, the Guarantors with the relevant stock exchange at the same time as they are filed (where for these purposes, “relevant stock exchange” means the Nasdaq Global Market);

(iii)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group (or against the directors of any member of the Group), and which might, if adversely determined, have a Material Adverse Effect;

(iv)
promptly upon becoming aware of the same, details of any event or circumstance or any new information which results in any material information previously provided to the Agent by it or its advisors being misleading or inaccurate in any material respect;

(v)	information regarding any decisions concerning registration of (or refusal to register) any Security required to be registered in the applicable registers, promptly after such information;

(vi)	promptly upon becoming aware of the same, any change in Taxes applicable to it or in any Applicable Law;

(vii)	promptly upon becoming aware of the same, any notice or information relating to the withdrawal of, or intention to withdraw, any applicable Environmental and Mining Licence granted to PGNiG;

(viii)	promptly upon becoming aware of the same, details of any payment or other material default by PGNiG in the performance of its obligations towards the Borrower under any Field Document; and

(ix)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

(b)	Each Obligor shall provide five (5) Business Days prior notice to the Agent of any amendment to their constitutional documents.

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21.8        Information:  Borrowing Base Assets

The Obligors must supply to the Agent:

(a)	promptly upon receipt by it of the same, a copy of any notice of default (howsoever called) served upon it under any Field Document;

(b)
promptly upon becoming aware of the same, the details of any claims and/or proceedings which are current, threatened or pending in relation to any Borrowing Base Asset which, if adversely determined, would have a Material Adverse Effect;

(c)
promptly upon becoming aware of the same, the details of any event or circumstance which has resulted in the production, recovery or transportation of Petroleum with respect to any Borrowing Base Asset being suspended or interrupted for a period of twenty (20) days or more (excluding scheduled shutdowns);

(d)	promptly upon becoming aware of the same, details of any potential or actual warranty claim or any other material dispute under the then current Field Documents;

(e)	promptly upon becoming aware of the same, details of (i) any incident involving any material physical damage to a Borrowing Base Asset and (ii) any proposal for reinstatement;

(f)	promptly upon request by the Agent, a copy of any reports or budgets in respect of each Borrowing Base Asset prepared by the operator or operating committee thereof;

(g)
promptly upon becoming aware of the same, any other information relating to a Borrowing Base Asset or Obligor that could reasonably be expected to change any Assumption in the current Projection (in a material respect) or impose any additional material liability on any Obligor;

(h)	promptly upon request by any Lender:

(i)	a copy of any Field Document and

(ii)	such information as that Lender may reasonably require in respect of a Borrowing Base Asset or a member of the Group;

(i)	promptly upon such document being entered into or otherwise executed or issued, a copy of any Field Document, copies of which have not previously been provided to the Agent;

(j)
no later than seven (7) days prior to the date on which any member of the Group proposes to enter into, execute or file for any new Field Document or make a material amendment or request a material amendment to the terms of any existing Field Document, a copy of the then current draft of the relevant new Field Document that any member of the Group proposes to enter into after the date of this Agreement or, as the case may be, details of the proposed material amendment;

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(k)
at the same time as the same is submitted, copies of any information provided by any member of the Group to, or any application made by any member of the Group to, the Applicable Polish Licensing Authority or any other governmental agency or body in relation to any Borrowing Base Asset; and

(l)
promptly upon becoming aware of the same, the details of any Unitisation or potential Unitisation or any steps that have been, or are being, taken with respect to any Unitisation or potential Unitisation.

21.9           Information:  Projections and Reserves Reports

(a)	The Borrower shall commission, at the expense of the Obligors, the Independent Engineer to prepare a Reserves Report:

(i)	on an annual basis as of 31 December for the purposes of the Scheduled Projections to be adopted in accordance with Clause 6 (Projections) to the satisfaction of the Technical Bank;

(ii)	if at any time the Borrower makes a request for a Petroleum Asset to be designated a Borrowing Base Asset or for a Borrowing Base Asset to cease to be so designated;

(iii)	if any request for an Interim Projection is made pursuant to paragraph (a)(ii) of Clause 6.1 (Adoption) by the Technical Bank or by the Agent (on behalf of the Majority Lenders);

(iv)
if the Technical Bank so requests following any acquisition of any asset by the Borrower or any member of the Group that, in the reasonable opinion of the Technical Bank, has a material effect on the risk profile of the Group;

(v)
if at any time the Borrower notifies the Technical Bank that an event has happened or a circumstance has arisen that will have a material impact on the Loan Life NPV or the Field Life NPV attributable to any Borrowing Base Asset and that it wishes for such event or circumstance to be taken into account for the purposes of the next Scheduled Projection.

(b)	The Borrower shall ensure that each Reserves Report which is commissioned and prepared:

(i)	pursuant to paragraph (a)(i) of this Clause 21.9 is delivered to the Agent within ninety (90) days of 31 December of each year; and

(ii)	pursuant to paragraph (a)(ii) to paragraph (a)(v) of this Clause 21.9 is delivered to the Agent within thirty (30) days of the relevant request being made by the Borrower.

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(c)           The Borrower shall:

(i)
ensure that each Reserves Report that is prepared pursuant to this Clause 21.9 (Information:  Projections and Reserves Reports) is addressed to the Agent in a manner which ensures that the Independent Engineer owes a duty of care to the Lenders; and

(ii)
instruct the Independent Engineer to include in each Reserves Report prepared by it the operating costs, capital expenditure and production profiles that it takes into consideration for each Borrowing Base Asset.

(d)
At the Technical Bank’s request the Borrower must supply to the Agent a reconciliation report which reconciles (i) the projected costs and revenues set out in the then current Projection and the then current Budgets for that Calculation Period with (ii) the actual costs incurred and revenues received in that period.

(e)
The Borrower shall, at the expense of the Obligor, prepare or procure the preparation of Borrower Updates and deliver each such Borrower Update to the Agent no later than ninety (90) Business Days before 31 December of each year (unless a Reserves Report is scheduled pursuant to paragraph (b) of Clause 21.9 to be delivered to the Agent within one month of such date).

(f)
The Obligors must supply, and the Borrower must procure that each member of the Group supplies, promptly upon request made by the Agent, in connection with the procedures provided for in Clause 6 (Projections) and the preparation and/or adoption of the Projections, all such information and documents as the Agent may reasonably request.

21.10      Information:  Budgets

(a)           The Borrower must supply to the Agent:

(i)	a Budget for each Borrowing Base Asset referred to in Schedule 4 (Initial Borrowing Base Assets) pursuant to Clause 4.1 (Initial conditions precedent); and

(ii)	a Budget for each other Borrowing Base Asset on or before the date on which that Borrowing Base Asset becomes designated as such pursuant to Clause 6 (Projections).

(b)	Thereafter, the Borrower must supply the Agent with a Budget for each Borrowing Base Asset which updates the information contained in the then current Budget:

(i)	no later than 31 March of each year; and

(ii)	if any circumstance or event has arisen which results, or might reasonably be expected to result, in any information contained in the then current Budget being inaccurate in any material respect.

(c)
The Borrower shall ensure that the Budget supplied by it pursuant to this Agreement is in a form satisfactory to the Technical Bank and contains such information as the Technical Bank may reasonably require.

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21.11     Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.12     Inspection of data

Each Obligor shall allow any representative of the Agent, upon reasonable notice following the occurrence of a Default, to have access to and to inspect any and all books, records and other relevant data or information in the possession of or available to each Obligor during regular business hours.

21.13     Additional due diligence

If the Agent so requires following the Agent becoming aware of any event, circumstance or any matter which in the reasonable opinion of Agent has, or would have, a material and adverse impact on (a) any Assumption in the current Projection, (b) any Budget, (c) on the progress of any Borrowing Base Asset; or (d) otherwise on the operation and/or exploitation of any Borrowing Base Asset, then the Agent may carry out, or appoint expert(s) or adviser(s) to carry out, such due diligence with regard to any Borrowing Base Asset as it considers necessary and the Borrower shall (i) take all such steps as may reasonably be necessary to facilitate the same and (ii) be responsible for all reasonable costs (including legal and other advisory fees) that may be incurred by the Agent in connection with such due diligence.

21.14      Use of websites

(a)
The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	the Agent is aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

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(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)	The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within ten (10) Business Days.

21.15      “Know your customer” checks

(a)           If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Borrower or the composition of the shareholders of the Borrower after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

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obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Borrower shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent of its intention to request that one of its Affiliates becomes an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to Clause 21.15(c) above, if the accession of such Additional Guarantor obliges the Lenders to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the relevant Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by that Lender (for itself or on behalf of any prospective new Lender) in order for that Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Affiliate to this Agreement as an Additional Guarantor.

22.          GENERAL UNDERTAKINGS

(a)	The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)
Save in respect of Clause 22.2 (Corporate existence), Clause 22.4 (Compliance with laws), Clause 22.13 (Negative pledge), Clause 22.14 (Indebtedness) and Clause 22.26 (a) and (b) (Environmental matters), in this Clause 22 any reference to the ‘Group’ shall exclude reference to FX Drilling Company, Inc., and FX Producing Company, Inc.

22.2        Corporate existence

Each Obligor shall, and shall ensure that each member of the Group shall, maintain its corporate or other existence (as the case may be) under the laws of its jurisdiction of incorporation or establishment and no member of the Group may change its corporate or other domicile, or attempt to resolve to do so.

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22.3        Compliance with documents

Each Obligor shall comply with its obligations under the Transaction Documents save to the extent any failure to do so would, or would be reasonably likely to, have a Material Adverse Effect.

22.4        Compliance with laws

Each Obligor shall, and shall ensure that each member of the Group shall, comply in all material respects with all laws (including, without limitation, all Environmental and Mining Laws) to which it may be subject.

22.5        Authorisations

Each Obligor shall, and shall ensure that each member of the Group shall, promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Transaction Document.

22.6        Taxation

(a)
Each Obligor shall (and the Parent shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (except to the extent that (i) such payment is being contested in good faith, adequate reserves are being maintained for those Taxes and (ii) such payment can be lawfully withheld).

(b)	Each Obligor shall, and shall ensure that each member of the Group shall, file all tax returns required to be filed by it in any jurisdiction within the period required by law.

22.7        Security Documents

Each Obligor shall, and shall ensure that each member of the Group will, promptly take all steps (including the making or delivery of filings and the payment of fees) which are within its power and reasonably necessary for the purposes of ensuring that each Security Document to which it, or member of the Group, is a party:

(a)
confers the Security of the type it purports to create over the assets over which the Security is purported to be given by that Security Document and each such Security is (subject to any Permitted Security that may be prior ranking) first ranking;

(b)
is valid and enforceable against (i) it or, as the case may be, that member of the Group, and (ii) its Insolvency Officers and its creditors or, as the case may be, the Insolvency Officers and creditors of that member of the Group; and

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(c)
is not capable of being avoided or set aside, whether in the winding up, administration or dissolution or otherwise of it or any of its assets or, as the case may be, that member of the Group or any of that Group member’s assets.

22.8        Pari passu ranking

Each Obligor shall, and shall ensure that each member of the Group will, procure that at all times its indebtedness and obligations under the Finance Documents rank at least pari passu with the claims of all its, or as the case may be, that Group member’s, other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

22.9        Borrowing Base Assets

Each Obligor shall, and shall ensure that each member of the Group will:

(a)
exercise such votes and other rights as it may have under the Field Documents for the purposes of ensuring that each Borrowing Base Asset is at all times developed, operated, maintained and/or exploited in a reasonable and prudent manner and in accordance with good oil industry practice, all applicable laws and regulations, the Environmental Decisions, and the provisions of the Transaction Documents;

(b)	not abandon all or any material part of any Borrowing Base Asset in which it has an interest before its scheduled Abandonment Date;

(c)
not concur in any proposal or decision to abandon all or any material part of any Borrowing Base Asset in which it has an interest and vote against any such proposal or decision before its scheduled Abandonment Date;

(d)	not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of the Lenders under the Finance Documents;

(e)
maintain full and proper technical and financial records in relation to each Borrowing Base Asset in which it has an interest, and ensure (so far as it is able) that the Agent (and/or any person nominated by the Agent) is afforded reasonable access to each of such Borrowing Base Asset and all such records during normal business hours on reasonable notice; and

(f)
not concur in any proposal or decision, nor exercise such votes and other rights as it may have under the Field Documents, to change the operator in relation to any Borrowing Base Asset without the prior written consent of the Majority Lenders.

22.30      Field Documents

Each Obligor shall, and shall ensure that each member of the Group will:

(a)	ensure that none of its rights under or in respect of any of the Field Documents are at any time terminated, suspended or limited in any material way;

(b)	not agree to any waiver, material amendment, termination or cancellation of any of the Field Documents without the prior consent of the Agent;

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(c)	duly and properly perform, in all material respects, its obligations under the Field Documents (except to the extent, if any, they are inconsistent with its obligations under the Finance Documents);

(d)
exercise its rights, and (so far as within its power) ensure that others exercise their respective rights, under and in respect of the Field Documents consistently with its obligations under the Finance Documents;

(e)	not enter into any Field Document the entry into, performance, termination or breach of which would, or would be reasonably likely to, result in a Material Adverse Effect; and

(f)
ensure that, to the extent possible, all rights of the Borrower under any Field Document are assigned to the Security Trustee on behalf of the Lenders or are otherwise subject to Security under a Security Document for the benefit of the Lenders in a manner which is in form and substance satisfactory to the Agent.

22.11      Gas Sale Agreements

The Borrower shall grant Security over each Borrowing Base Asset gas sale agreement in favour of the Security Trustee on behalf of the Lenders in a manner in form and substance satisfactory to the Agent.

22.12      Insurance

(a)           Each Obligor shall, and shall ensure that each member of the Group will:

(i)	take out and maintain, or cause to be taken out and maintained, with respect to the Borrowing Base Assets and all activities relating thereto all insurances:

(A)
in such amounts and on such terms and against such risks as would be taken out by prudent owners and/or operators (acting in accordance with good oil industry practice) of comparable assets and/or carrying out comparable activities in the region in which the relevant Borrowing Base Assets are located or the relevant activities are taking place;

(B)
against any other risks which the Agent acting on behalf of the Majority Lenders may reasonably require as a result of any material change(s) in circumstances, risks or the Majority Lenders’ reasonable perception of  risk;

(ii)	ensure that all insurances required under this Agreement are maintained with insurers or underwriters acceptable to the Agent (acting reasonably);

(iii)
procure that all moneys received or receivable by it under any insurance policy required by this Agreement relating to third party liability are applied directly to the person to whom the liability to which the sum relates was incurred, or to the relevant insured party in reimbursement of moneys expended in satisfaction of such liability;

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(iv)
procure that the Security Trustee (as security trustee for the Finance Parties) is named as a co-insured or an additional insured party upon the policy, certificate or cover note relating to each material insurance policy required pursuant to this Agreement and that the Security Trustee is named as loss-payee;

(v)
not do, or knowingly permit anything to be done, which may make any insurance policy required pursuant to this Agreement void, voidable, unavailable or unenforceable or render any sums which may be paid out under such insurance policies repayable in whole or in part;

(vi)	promptly pay all premiums, calls and contributions and do all other things necessary to keep each insurance policy required pursuant to this Agreement maintained in full force and effect;

(vii)
on demand by the Agent, produce to the Agent (A) the policy, certificate or cover note relating to any insurance policy required by this Agreement (B) the receipt for the payment of any premium for any such insurance policy and (C) such other details of any such insurance policy as the Agent may reasonably request;

(viii)
if the Agent so requires (acting reasonably), ensure that every policy relating to insurances required by this Agreement contains a non-vitiation clause and any other lender endorsements that the Agent may reasonably request, in each case, in such form as the Agent (acting reasonably) may approve (where, for these purposes, “lender endorsements” means any endorsements or clauses relating to the protection of the Security Trustee and/or the Finance Parties with respect to its or their interests in such insurance policies);

(ix)	if the Security Trustee so requires:

(A)
enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over any insurance policy required pursuant to this Agreement and the proceeds thereof in favour of the Security Trustee unless such Security has been granted under an existing Security Document;

(B)	without prejudice to Clause 22.5 (Authorisations), promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(C)
deliver to the Security Trustee, or procure the delivery to the Security Trustee of, any documents that may be required in connection with the provision of any legal opinion that the Security Trustee may reasonably require in connection with the entry into such Security Document.

(b)
No Finance Party shall have any liability for the payment of premiums or any other amount owing in respect of any insurances and the Obligors shall use their reasonable endeavours to ensure that this is the case notwithstanding the inclusion of the Security Trustee as co-insured, additional insured and/or loss payee upon the policy, certificate or cover note relating to any insurance policy required pursuant to this Agreement.

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(c)
If any Obligor fails to pay any costs relating to any insurance policy required pursuant to this Agreement the Agent may, at its sole discretion, pay any costs due and the Obligors shall immediately pay such costs to the Agent.

(d)
The Borrower shall provide the Agent with a yearly insurance letter confirming that the insurances specified in Clause 22.12 (Insurance) relating to the Borrowing Base Assets are in full force and effect.

22.13      Negative pledge

In this Clause 22.13, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)
Save with the prior written consent of the Agent acting on behalf of the Majority Lenders, no Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Existing Security prior to the Refinancing Date;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

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(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only, excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(vi)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(vii)	the Transaction Security; and

(viii)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group.

22.14      Indebtedness

(a)
Save with the prior written consent of the Agent acting on behalf of the Majority Lenders, the Parent shall ensure that no member of the Group shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness.

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(b)	Paragraph (a) above does not apply to any Financial Indebtedness granted by a member of the Group:

(i)	arising under or permitted by the Finance Documents (including any guarantee of such Financial Indebtedness); or

(ii)	where:

(A)
the relevant member of the Group has acceded as a Subordinated Lender under the Intercreditor Deed in respect of such Financial Indebtedness by delivering a duly completed and executed Intercreditor Accession Deed to the Agent;

(B)
the rights in respect of such Financial Indebtedness are assigned to the Security Trustee in favour of the Lenders by the relevant creditor delivering a duly completed and executed Accession Undertaking, or otherwise providing Security in respect of such Financial Indebtedness in form and substance satisfactory to the Agent; or

(iii)	where the aggregate amount of such Financial Indebtedness does not exceed US$1,000,000 (or its equivalent).

22.15     Loans and Guarantees

(a)	Save with the prior written consent of the Agent acting on behalf of the Majority Lenders, no Obligor may, and each Obligor shall ensure that no member of the Group will:

(i)
be a creditor in respect of any Financial Indebtedness or provide (or allow to subsist) any other form of credit or financial accommodation to any person, other than intercompany loans and/or advances made for financing purposes by the Parent to its Subsidiaries from its own financial resources and not from proceeds from the Loans or Financial Indebtedness and, in the case of any Financial Indebtedness provided by an Obligor to the Borrower, on terms that such Financial Indebtedness is subordinated and subject to the Intercreditor Deed; or

(ii)
save in respect of any guarantee or surety provided pursuant to the terms of any Field Document, give (or allow to subsist) any guarantee or indemnity in respect of any contractual obligation of any other person.

(b)	The Borrower undertakes that it will not maintain any bank accounts apart from the Project Accounts.

(c)	Clause 22.15(a) does not apply to:

(i)
credit extended on normal trade terms by any member of the Group to its trading counterparties in the ordinary course of its oil and gas trading, including advances of operating costs under any Mining Usufruct Agreement and Joint Operating Agreement and compliance with gas balancing provisions under gas sales agreements; or

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(ii)
any guarantee or indemnity given by any member of the Group in the ordinary course of its business in respect of any contractual obligation of any other member of the Group which is incurred in accordance with the Finance Documents.

22.16     Disposals

(a)
No Obligor may, and each Obligor shall ensure that no member of the Group will, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any of its material assets including any Borrowing Base Asset or any interests therein or any of its shareholding in any person holding any interest in any Borrowing Base Asset, without the prior written consent of the Agent acting on behalf of the Majority Lenders, which shall not be unreasonably withheld if:

(i)	at the time of and immediately after such transaction or series of transactions no Event of Default shall subsist or occur (as the case may be);

(ii)	such disposal is for fair value on terms resulting from arm’s length negotiations independently verified by valuers acceptable to the Agent;

(iii)	following such disposal the Majority Lenders do not consider that an unreasonable concentration of risk will arise in connection with the remaining Borrowing Base Assets; and

(iv)	the proceeds of any such disposal are applied towards repaying the Loans.

(b)           Paragraph (a) of Clause 22.16 does not apply to:

(i)	any sale of Petroleum on terms no less favourable to the Borrower than would result from arm’s length negotiations of cash-only consideration in the ordinary course of trading;

(ii)	any disposal for cash not otherwise prohibited under the terms of any Finance Document;

(iii)	any disposal of surplus materials or of materials that are forthwith replaced with materials of equivalent utility;

(iv)	any disposal arising solely by virtue of a Unitisation;

(v)
any disposal of materials used in the course of a Group member’s operations where such disposal is made in the ordinary course of business and on terms no less favourable to the Borrower than would result from arm’s length negotiations; and

(vi)
any disposals of a Petroleum Asset which has ceased to be designated as a Borrowing Base Asset in accordance with Clause 6 (Projections) where the amount of all Utilisations are reduced in accordance with Clause 8.2 (Reduction), in each case, following the adoption of the new Projection which takes account of such Petroleum Asset ceasing to be designated a Borrowing Base Asset.

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22.17     Change of business

No Obligor may, and each Obligor shall ensure that no member of the Group will, carry on any business other than the ownership, development and exploitation of the Borrowing Base Assets and the exploration for, and development and production of, Petroleum.

22.18     Distributions

(a)	For the purposes of this Agreement, “Distribution” means, in relation to any person:

(i)	any payment, dividend or other distribution (whether in cash or in kind) in relation to any of its share capital;

(ii)
any redemption, reduction, repayment, or retirement of any of its share capital or any other payments resulting in a reduction of the payer’s own funds (including, in particular, reserve and supplementary capital);

(iii)
any payments in respect of, or any repayment, prepayment, redemption, retirement, discharge or purchase of, or sub-participation in, any loans or other financial accommodation made available to it by any Affiliate (including any such payments under the Subordinated Loan Agreement or Financial Indebtedness subject to the Intercreditor Deed);

(iv)	any other payments (including any management, advisory or other fees) or distributions to any of its shareholders or its Affiliates,

in each case, whether in cash or in kind and whether by way of actual payment, set-off, counter-claim or otherwise.

(b)	No Obligor (other than the Parent) may make or pay, or permit to be made or paid, any Distribution save for any payments in respect of:

(i)	Parent Operating Expenses; or

(ii)
interest and principal payable to FX Energy Netherlands B.V. under any Subordinated Loan Agreement existing as of the date of this Agreement, provided that all such amounts are applied (and the Parent shall procure that such amounts are applied) by FX Energy Netherlands B.V. within five (5) Business Days of such repayment:

(A)
until the Recapitalisation Date, in subscription for the ordinary issued share capital of the Borrower at nominal value or, after the Recapitalisation Date, by way of subscription for the ordinary issued share capital of the Borrower at nominal value or (provided applicable Polish thin capitalisation rules continue to be met) by way of loan to the Borrower pursuant to a Subordinated Loan Agreement; and

(B)	such amounts are paid to the Onshore Proceeds Account and the Agent provided with evidence reasonably satisfactory to it of such payment.

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22.19      Subordinated Loan Agreement

The Borrower and the Subordinated Lenders may not amend or waive any material term of a Subordinated Loan Agreement without the prior written consent of the Majority Lenders.

22.20     Transactions with Affiliates

Save for any intercompany loans or equity contributions made by the Parent or any of its Affiliates to the Borrower in accordance with the terms of the Finance Documents and which are subject to the Intercreditor Deed, the Parent or any of its Affiliates will not enter into any transaction with any Affiliate (other than transactions on terms no less favourable than would result from arm’s length negotiations for cash-only consideration in the ordinary course of trading) without the consent of the Agent (such consent not to be unreasonably withheld or delayed).

22.21      Acquisitions

(a)	The Borrower may not make any acquisitions or investments without the consent of the Majority Lenders.

(b)	Paragraph (a) of Clause 22.21 does not apply to:

(i)	any Permitted Expenditure incurred by the Borrower;

(ii)
any acquisitions or investments made by the Parent or any member of the Group that is not a party to any Finance Document from its own financial resources and not from proceeds from the Loans or other Financial Indebtedness;

(iii)
any acquisitions or investments in the ordinary course of trading and/or which have a value which is less than a sum equal to an increase of fifteen (15%) per cent. of the then current Budget for any Borrowing Base Asset; and

(iv)
any acquisitions or investments by the Borrower from its own financial resources and not from proceeds from Loans or other Financial Indebtedness over oil and gas assets for cash or shares where the applicable reserves and purchase consideration are audited by engineers and/or valuers acceptable to the Agent.

22.22      Merger

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, corporate reconstruction or winding-up without the prior written consent of the Majority Lenders, such consent not to be unreasonably withheld.

22.23      Hedging

(a)
Each Obligor will, and the Parent shall procure that each Obligor will, implement the agreed Hedging Policy within the agreed timeframe stated therein and comply at all times with the most recently adopted version of the Hedging Policy.

(b)	No Obligor may enter into any Hedging Agreement unless:

(i)	such Hedging Agreement is an ISDA Agreement;

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(ii)	such Hedging Agreement has been entered into by the Obligor in compliance with, and on terms consistent with, the terms of this Agreement and the Hedging Policy;

(iii)	the counterparty to such Hedging Agreement is a Hedging Bank; and

(iv)
such Hedging Agreement has been entered into for prudent treasury management purposes so as to cover the genuine commercial exposure of the Obligors and not for speculative purposes or for the purposes of raising finance.

(c)	Save for:

(i)	any Security constituted by any Security Document; and

(ii)	any guarantee given pursuant to Clause 19 (Guarantee and indemnity),

no Obligor may enter into any margin call arrangement, post any collateral or credit support, grant any Security or otherwise give any guarantee, indemnity or other financial accommodation in respect of any Hedging Agreement entered into by any Obligor.

(d)           Each Obligor shall, promptly, on becoming a party to any Hedging Agreement:

(i)
enter into a Security Document (in form and substance satisfactory to the Security Trustee) for the purposes of granting Security over that Hedging Agreement in favour of the Security Trustee unless Security over such Hedging Agreement has been granted to the Security Trustee under any existing Security Document;

(ii)	promptly obtain all such Authorisations as may be necessary in order for such Security to be granted; and

(iii)
deliver to the Security Trustee, or procure the delivery to the Security Trustee, such documents as may be requested in connection with the provision of any legal opinion that the Security Trustee may reasonably require in connection with the entry into such Security Document.

(e)
A Hedging Policy (or any updated version thereof) shall only be “adopted” upon (i) the Majority Lenders confirming their approval of the same and (ii) the Agent providing a copy of such approved version of the Hedging Policy to all Lenders (and “adoption” shall be construed accordingly).

(f)	No Obligor shall, and the Parent shall procure that no Obligor shall, enter into any hedging arrangement outside the Hedging Policy.

22.24      Preservation of Assets

The Obligor shall, and the Parent shall ensure that each member of the Group will, maintain and preserve all of its assets that are necessary or desirable, in the opinion of the Agent, for the conduct of its business, as conducted at the date of this Agreement, in good working order and condition, ordinary wear and tear excepted.

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22.25     Access

The Obligor shall, and the Parent shall ensure that each member of the Group whose shares are the subject of the Transaction Security will:

(a)
on request of the Agent, provide the Agent and Security Trustee with any information the Agent or Security Trustee may reasonably require about that company’s business and affairs, the Charged Property and its compliance with the terms of the Security Documents; and

(b)
permit the Security Trustee, its representatives, delegates, professional advisers and contractors, free access at all reasonable times and on reasonable notice at the cost of the Obligors, (i) to inspect and take copies and extracts from the books, accounts and records of that company and (ii) to view the Charged Property (without becoming liable as mortgagee in possession).

22.26     Environmental matters

(a)
Each Obligor shall, and shall ensure that each member of the Group will, comply in all material respects with all Environmental and Mining Laws and Environmental and Mining Licences applicable to it and/or any of its assets.

(b)	Each Obligor shall, and shall ensure that each member of the Group will, promptly upon becoming aware of the same notify the Agent of:

(i)	any Environmental and Mining Claim current, or to its knowledge, pending or threatened;

(ii)	any circumstances reasonably likely to result in an Environmental and Mining Claim; or

(iii)	any material environmental contamination on any site connected with any Borrowing Base Asset.

(c)	Each Obligor shall, and shall ensure that each member of the Group will, comply in all material respects with any Environmental Decision that is applicable to it and/or any of its assets.

22.27     Mining Usufruct Rights

To the extent the Borrower is legally able to do so, the Borrower will grant and perfect a pledge (or pledges) in favour of the Security Trustee, in form and substance satisfactory to the Agent, over mining usufruct rights in respect of any applicable Borrowing Base Asset which the Agent requires to be pledged to the Security Trustee within sixty (60) days of the Borrower so being able to grant such pledge.

22.28     Offtake

Save as otherwise agreed with the Agent acting on behalf of the Majority Lenders, the Borrower shall not dispose of any Petroleum produced from any Borrowing Base Asset except to PGNiG.

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22.29     UCC Filings

Following the Refinancing Date, the Borrower shall, and the Parent shall ensure that the Borrower shall (i) promptly release any Uniform Commercial Code security filings in Utah and Nevada relating to the Existing Facility Agreement and (ii) file necessary Uniform Commercial Code security filings in relation to the Finance Documents to ensure first priority ranking for the Transaction Security in Utah and Nevada.

22.30      Certificate from the Polish Tax Office

The Borrower shall, and the Parent shall procure that the Borrower shall, within ten (10) Business Days of the date of this Agreement obtain a Certificate from the Polish Tax Office (Urząd Skarbowy) and Polish Social Security Office (ZUS) confirming whether the Borrower has any outstanding taxes or social security payments, such certificate to be issued no earlier than thirty (30) days before the date of the first Utilisation Request.

22.31      Conditions Subsequent

The Borrower shall (and the Parent shall procure the Borrower shall) procure that:

(a)
the Borrower obtains a 49% interest in the mining sub-usufruct rights for exploitation for the Winna Gora Field and the consent of the State Treasury of the Republic of Poland to such transfer on or prior to  30 September 2013;

(b)	PGNiG obtains a exploitation license in relation to the Lisewo Field on or prior to 31 October 2013;

(c)	PGNiG obtains a mining usufruct for exploitation in relation to the Lisewo Field on or prior to 31 October 2013; and

(d)
the Borrower obtains a 49% interest in the mining sub-usufruct rights for exploitation for the Lisewo Field and the consent of the State Treasury of the Republic of Poland to such transfer on or prior to  31 December 2013.

23.          EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save as for Clause 23.23 (Acceleration)).

23.1        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)           its failure to pay is caused by:

(i)           administrative or technical error; or

(ii)           a Disruption Event; and

(b)           payment is made within three (3) Business Days of its due date.

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23.2        Breach of Key Covenants

An Obligor does not comply with any provision set out in any of Clauses 22.2 (Corporate existence), 22.6 (Taxation), 22.13 (Negative pledge), 22.14 (Indebtedness), 22.15 (Loans and guarantees), 22.16 (Disposals), 22.18 (Distributions), or 22.21 (Acquisitions).

23.3        Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

23.4        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied to the reasonable satisfaction of the Agent within fifteen (15) Business Days of the date on which the relevant representation or statement was made or deemed to be made.

23.5        Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$250,000 (or its equivalent in any other currency or currencies).

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23.6        Insolvency

(a)
A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

23.7        Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within fourteen (14) days of commencement.

23.8        Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of US$250,000 and is not discharged within fourteen (14) days.

23.9        Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Transaction Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective.

23.10     Repudiation

A Transaction Document is repudiated or becomes void or unenforceable against an Obligor or any Obligor evidences an intention to repudiate any Transaction Document.

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23.11      Transaction Security

(a)	Any Obligor fails to perform or comply with any of the obligations assumed by it in the Security Documents.

(b)
At any time the guarantee provided by the Guarantors pursuant to Clause 19 (Guarantee and indemnity) or any of the Transaction Security is or becomes unlawful or is not, or ceases to be legal, valid, binding or enforceable or otherwise ceases to be effective or is alleged by any Obligor or the grantor of such Security to be ineffective or any Security Document otherwise ceases to confer the Security it purports to create.

(c)	If at any time following the Refinancing Date, any of the Transaction Security fails to have first ranking priority or is subject to any prior ranking or pari passu ranking Security.

23.12      Cessation of business

Any Obligor or any member of the Group that is a party to any Finance Document ceases, or threatens to cease, to carry on all or a substantial part of its business.

23.13     Borrowing Base Assets

(a)
All or any part of any Borrowing Base Asset, or any Petroleum or revenues derived from any Borrowing Base Asset is nationalised, expropriated, compulsorily acquired or seized by any government or other governmental or public sector agency or body or any government or other governmental or public sector agency, takes, or officially announces that it will take, any step with a view to such nationalisation, expropriation, compulsory acquisition or seizure.

(b)	Any of the following occurs:

(i)	any decision is taken to abandon any Borrowing Base Asset prior to its Abandonment Date; or

(ii)
there has been an interruption or suspension of the production or recovery of any Petroleum derived from or relating to any Borrowing Base Asset for (A) a period of sixty (60) days (or more) and (B) such interruption or suspension is likely to have a Material Adverse Effect.

23.14     Field Documents

(a)
Any Authorisation relating to any Borrowing Base Asset (including any Environmental and Mining License) is materially modified, refused, suspended, revoked, rescinded, withheld or terminated or not obtained within a timeframe required to duly operate the respective Borrowing Base Assets and comply with the respective Projections.

(b)
It is or becomes unlawful for any party to perform any of its obligations under any Field Document or any Field Document otherwise ceases to be valid, binding or enforceable in whole or in part and the same, in each case, in the reasonable opinion of the Agent has, or is likely to have, a Material Adverse Effect.

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(c)
Any party to a Field Document repudiates, or evidences an intention in writing to repudiate, a Field Document and the repudiation of such Field Document in the reasonable opinion of the Agent has, or is likely to have, a Material Adverse Effect.

(d)	There has been a default by a party to any Field Document and the same, in the reasonable opinion of the Agent has, or is likely to have, a Material Adverse Effect.

(e)	PGNiG fails to comply with any payment or other material obligation under the Field Documents.

(f)
Any Field Document is terminated or otherwise ceases to be in full force and effect, amended, modified or subject to the grant of any waiver having the effect of an amendment or modification of such Field Document and the same, in each case, in the reasonable opinion of the Agent has, or is likely to have, a Material Adverse Effect.

23.15      Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Agent acting on behalf of the Majority Lenders, has or would be likely to have a Material Adverse Effect unless the effects of such event or series of events are capable of remedy and:

(a)
the Borrower (i) commences consultations with the Agent (as to the possible steps that need to be taken to remedy and/or mitigate those effects) within five (5) Business Days of the date of issue of a notice from the Agent on behalf of the Lenders or, if earlier, of the date of the occurrence of the relevant event or series of events and (ii) continues with such consultations for such period as the Lenders may reasonably request; and

(b)
the relevant effects are remedied or mitigated to the satisfaction of the Agent within the remedy period (where, for these purposes, “remedy period” means (i) the period of ten (10) Business Days commencing on the date of the relevant notice from the Agent on behalf of the Lenders, or if earlier, the date of occurrence of the relevant event or series of events or (ii) such longer period as may be approved by the Agent pursuant to the consultations referred to in paragraph (a)).

23.16     Unitisation

Any Unitisation occurs and the Projection which is adopted in accordance with Clause 6 (Projections) following such Unitisation demonstrates that the Obligors will not be able to meet their liabilities as they fall due.

23.17     Ownership

The Parent ceases to hold indirectly or directly the entire issued share capital of the Borrower.

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23.18     Insurances

The Obligor fails to take out or maintain, or cause to be taken out and maintained, any insurance required by Clause 20.19 (Insurances) or any such required insurance is vitiated, becomes invalid or void or otherwise ceases to be in full force and effect and, in any case, the same is not remedied to the reasonable satisfaction of the Agent within ten (10) Business Days of the Agent (acting on behalf of the Lenders) giving notice to the Borrower or, if earlier, the Borrower becoming aware of the same.

23.19     Adverse proceedings

Any litigation, arbitration or administrative proceedings (the “relevant proceedings”) of or before any court, arbitral body or agency have been started against any Obligor or any other member of the Group that is a party to any Finance Document; and such relevant proceedings, if adversely determined, would (in the reasonable opinion of the Agent) have or be reasonably likely to have a Material Adverse Effect; and it is reasonably likely that such relevant proceedings will be adversely determined.

23.20     Qualification of accounts

The auditors of the Group adversely qualify their report(s) on any audited financial statements, or (as the case may be) any audited consolidated financial statements, of any Obligor or any other member of the Group that is a party to any Finance Document in any way save where such qualification is technical in nature or related to Section 404 of the Sarbanes-Oxley Act and immaterial in the context of the Facility and any weakness or deficiency does not impair the ability of the Borrower to make full and timely payments to the Lenders as and when required under the Facility.

23.21     Group Liquidity Test

The Parent is unable to make the certification required in Clause 21.6 (Compliance Certificate) or any such certification is subsequently shown to be untrue or misleading in any material respect.

23.22     Dutch Tax Status

A notice under Article 36 Tax Collection Act (Invorderingswet 1990) has been given by any member of the Group.

23.23     Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments, at which time they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

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(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise, or direct the Security Trustee (subject to the Intercreditor Deed) to exercise, any or all of its rights, remedies and powers under any of the Finance Documents.

SECTION 11

CHANGES TO PARTIES

24.          CHANGES TO THE LENDERS

24.1        Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2        Conditions of assignment or transfer

(a)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(b)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(c)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

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(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.  This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(d)
Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3        Assignment or transfer fee

Save in the case of a transfer to a New Lender which is an Affiliate of an Existing Lender, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of  $5,000.

24.4        Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

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(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5        Procedure for transfer

(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

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(iii)
the Agent, the Mandated Lead Arrangers, the Security Trustee, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead Arrangers, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

24.6        Procedure for assignment

(a)
Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)
The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)
the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)
Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

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24.7        Copy of Transfer Certificate or Assignment Agreement to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Borrower a copy of that Transfer Certificate or Assignment Agreement.

24.8        Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24.8, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.          CHANGES TO THE OBLIGORS

25.1        Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2        Additional Guarantors

(a)
Subject to compliance with the provisions of Clauses 21.15(c) and 21.15(d) of Clause 21.15 (“Know your customer” checks), the Borrower may request that any of the Parent’s Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)	in the case of a Subsidiary which would be a FATCA FFI or a US Tax Obligor if it became an Additional Guarantor, all the Finance Parties approve the addition of that Subsidiary;

(ii)	the Borrower delivers to the Agent a duly completed and executed Accession Letter;

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(iii)	the Subsidiary accedes to the Intercreditor Deed as a Guarantor by delivering to the Agent a duly completed and executed Intercreditor Accession Deed; and

(iv)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required To Be Delivered By An Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Borrower promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent Required To Be Delivered By An Additional Guarantor).

25.3        Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 12

THE FINANCE PARTIES

26.          ROLE OF THE AGENT AND THE MANDATED LEAD ARRANGERS

26.1        Appointment of the Agent

(a)	Each other Finance Party (other than the Security Trustee) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2        Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

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(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Mandated Lead Arrangers or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g)	The Agent shall promptly forward to the Security Trustee a copy of all notices issued pursuant to Clause 23.23 (Acceleration).

26.3        Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4        No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Mandated Lead Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5        Business with the Group

The Agent and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6        Rights and discretions of the Agent

(a)           The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

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(iii)	any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of the Guarantors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as Agent under this Agreement.

(f)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Mandated Lead Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7        Majority Lenders’ instructions

(a)
Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee.

(c)
The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8        Responsibility for documentation

Neither the Agent nor the Mandated Lead Arrangers are responsible for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Agent, the Mandated Lead Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated by the Finance Documents; or

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(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.9        Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.10 (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.5 (Third Party Rights) and the provisions of the Third Parties Act.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)
Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

26.10     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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26.11     Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Borrower.

(b)
Alternatively the Agent may resign by giving thirty (30) days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(h)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 14.8 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

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and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.12     Resignation of the Technical Bank

(a)	The Technical Bank may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the Agent and the Borrower.

(b)
Alternatively the Technical Bank may resign by giving thirty (30) days’ notice to the Agent and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Technical Bank.

(c)
If the Majority Lenders have not appointed a successor Technical Bank in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Technical Bank (after consultation with the Borrower) may appoint a successor Technical Bank.

(d)
The retiring Technical Bank shall, at its own cost, make available to the successor Technical Bank such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Technical Bank’s resignation notice shall only take effect upon the appointment of a successor.

(f)
Upon the appointment of a successor, the retiring Technical Bank shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26.  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
After consultation with the Borrower, the Majority Lenders may, by notice to the Technical Bank, require it to resign in accordance with paragraph (b) above.  In this event, the Technical Bank shall resign in accordance with paragraph (b) above.

26.13     Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

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26.14     Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 6 (Mandatory Cost formulae).

(c)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(iii) of Clause 31.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(d)
Each Secured Party shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as security trustee.  Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

26.15     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

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(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Trustee, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Lender warrants to the Agent and the Mandated Lead Arrangers that it has not relied on and will not at any time rely on the Agent or the Mandated Lead Arrangers in respect of any of these matters.

26.16     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17     Agent’s Management Time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent), Clause 18 (Costs and expenses) and Clause 26.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

26.18     Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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27.          CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.          SHARING AMONG THE FINANCE PARTIES

28.1        Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3        Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

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28.4        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5        Exceptions

(a)
This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 13

ADMINISTRATION

29.          PAYMENT MECHANICS

29.1        Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

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29.2        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

29.3        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4        Clawback

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5        Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the order set out in clause 13 (Application of Proceeds) of the Intercreditor Deed.

(b)	Paragraph (a) above will override any appropriation made by an Obligor.

29.6        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7        Business Days

(a)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

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(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8        Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

29.9        Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10     Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

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(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses whatsoever  (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.          SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.          NOTICES

31.1        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2       Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and Security Trustee, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

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31.3        Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or to the Security Trustee will be effective only when actually received by the Agent or the Security Trustee and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s or the Security Trustee’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the each of the Guarantors.

(e)	All notices to a Lender from the Security Trustee shall be sent through the Agent.

31.4        Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5        Electronic communication

(a)
Any communication to be made between the Agent or the Security Trustee and a Lender or the Obligors under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or Obligor:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

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(b)
Any electronic communication made between the Agent and a Lender, Obligor or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or Obligor to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

31.6        English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.          CALCULATIONS AND CERTIFICATES

32.1        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2        Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.          PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

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34.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party or the Mandated Lead Arrangers, any right or remedy under the Finance Documents shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any of the Finance Documents on the part of any Secured Party or the Mandated Lead Arrangers shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.          AMENDMENTS AND WAIVERS

35.1        Required consents

(a)
Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Security Documents the Security Trustee, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2        Exceptions

(a)           An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35;

(viii)	the discharge of any Obligor’s obligations under any Security Document, or the release of any Charged Property from the Transaction Security;

(ix)	the nature or scope of the guarantee and indemnity granted under Clause 19 (Guarantee and indemnity) or the obligations of the Guarantors thereunder; or

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(x)	the nature or scope of the Charged Property, the Transaction Security or the manner in which the proceeds of enforcement of the Transaction Security are distributed, shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Mandated Lead Arrangers (each in their capacity as such) may not be effected without the consent of the Agent, the Security Trustee or the Mandated Lead Arrangers as the case may be.

(c)
Any amendment or waiver (including, without limitation, to the Hedging Policy) which relates to the rights or obligations of the Hedging Banks (in their capacity as such) may not be effected without the consent of the Hedging Banks.

36.          CONFIDENTIALITY

36.1        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

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(iii)
appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Borrower;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

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(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

36.3        Entire agreement

This Clause 36 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.4        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.5        Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36 (Confidentiality).

36.6        Continuing obligations

The obligations in this Clause 36 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

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(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

37.          COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 14

GOVERNING LAW AND ENFORCEMENT

38.          GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

39.          JURISDICTION OF ENGLISH COURTS

39.1        Jurisdiction

(a)	The Courts of England have exclusive jurisdiction to settle any Dispute.

(b)	The Parties agree that the Courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly no Party will argue to the contrary.

39.2        Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3        Waiver of Immunity

The Borrower waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
THE ORIGINAL PARTIES

PART I
The Original Borrower

Name of Borrower
FX Energy Poland sp. z o.o.

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PART II
The Original Guarantors

Name of Guarantor
FX Energy, Inc.
Frontier Exploration Company and FX Drilling Company, Inc. in their capacity of general partners of FX Energy Netherlands Partnership C.V.
FX Energy Netherlands B.V.

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PART III
The Original Lenders

Name of Original Lender	Commitment
BNP Paribas (Suisse)SA	US$ 32,500,000
ING Bank N.V.	US$ 32,500,000
TOTAL	US$ 65,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT

PART I
Conditions Precedent to Initial Utilisation

1.            Corporate Documents

(a)	A copy of the constitutional documents of each Non-Dutch Obligor.

(b)	A copy of a resolution of the board of directors of each Non-Dutch Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents, powers of attorney, deeds and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.

(d)
A certificate of each Original Obligor (signed by a director or partner (as applicable) of each Original Obligor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	The Group Structure Chart certified by the Parent as being true at the date of this Agreement.

(g)
A copy of the articles of association (statuten) as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of FX Energy Netherlands B.V. and a copy of the limited partnership agreement (c.v. overeenkomst) dated 3 November 2010 (the “Association Agreement”) as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of FX Energy Netherlands Partnership C.V.

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(h)	A copy of a resolution of the board of managing directors or general partners of the Dutch Obligors:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	if applicable, authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
if applicable, authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(i)
A copy of the resolution of the shareholder of FX Energy Netherlands B.V. and of the resolution of the limited member of FX Energy Netherlands Partnership C.V. approving the resolutions of the board of managing directors or general partners referred to under paragraph (h) above.

(j)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (h) above.

2.            Transaction Documents

(a)	The following Security Documents duly executed by the relevant Original Obligors and the Security Trustee:

(i)	Polish Financial Pledge over Shares;

(ii)	Polish Registered Pledge over Shares;

(iii)	Polish Financial Pledge over Bank Accounts;

(iv)	Polish Registered Pledge over Bank Accounts;

(v)	Polish Power of Attorney relating to Bank Accounts;

(vi)	Polish Registered Pledge over Moveable Assets;

(vii)	Polish Submission to Execution;

(viii)	Polish Security Assignment;

(ix)	Dutch Share Pledge;

(x)	Assignment of Global Insurances;

(xi)	Assignment of Hedging Agreements;

(xii)	Assignment of Intercompany Loans; and

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(xiii)	any power of attorney issued by way of security in relation to the documents specified above.

(b)	An executed copy of this Agreement.

(c)	An executed copy of the Intercreditor Deed.

(d)	A copy of all Field Documents listed in Schedule 12 (Schedule of Field Documents).

(e)
Other than the notice of registration in relation to the Polish Registered Pledge over Shares, a copy of any notices of assignment and/or a motion to be filed for registration at the relevant register required pursuant to any Security Document.

(f)	An executed copy of the Global Letter of Release.

(g)	An executed copy of the Account Bank Agreement.

3.            Bank Accounts

(a)
A letter from the Account Bank confirming that each of the Project Accounts (i) have been opened (including details of the account name and account number) and confirming the relevant balances in such Project Accounts as of the date of the letter.

(b)	A copy of notice(s) executed by the Borrower addressed to and acknowledged by the Account Bank.

4.            Shares

(a)	A copy of the register of members or shareholders register of FX Energy Poland sp. z o.o. and FX Energy Netherlands B.V.

(b)	A copy of any shareholders’ agreement or resolution amending or varying the rights attaching to the shares of FX Energy Poland sp. z o.o. and FX Energy Netherlands B.V.

5.            Insurance

(a)
A letter, in form and substance satisfactory to the Agent, from IMA, Inc. insurance broker dated the date of this Agreement addressed to the Agent, the Mandated Lead Arrangers, the Security Trustee and the Lenders confirming (i) the insurance policies of the Group at the date of this Agreement and that such policies are in full force and effect and (ii) the Insurance Policies relating to the Borrower name the Security Trustee as loss payee and co-insured and/or additional insured, the Borrower as principal insured.

(b)	A copy of all insurance policies required pursuant to Clause 22.12 (Insurance).

6.            Legal opinions

(a)
A legal opinion of Clifford Chance LLP, legal advisers to the Mandated Lead Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

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(b)
A legal opinion of Clifford Chance, Janicka, Krużewski, Namiotkiewicz i wspólnicy spółka komandytowa, legal advisers to the Mandated Lead Arrangers and the Agent in Poland, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)
A legal opinion of Clifford Chance LLP, legal advisers to the Mandated Lead Arrangers and the Agent in Amsterdam, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(d)	A legal opinion of Kruse Landa Maycock & Ricks, LLC, legal advisers to the Parent in Utah, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(e)	A legal opinion of Woodburn and Wedge legal advisers to the Parent in Nevada, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

7.            Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 39.2 (Service of process) has accepted its appointment.

(b)	Delivery of the Hedging Policy.

(c)	The Agreed Form of the Monthly Cash Flow Projection.

(d)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(e)	The Original Financial Statements of each Original Obligor.

(f)	A copy of the most recent Reserves Report from the Independent Engineer.

(g)	A copy of the operations report required by Clause 21.4 (Operations Report).

(h)	A copy of the signed Compliance Certificate (including supporting documents) required by Clause 21.6 (Compliance Certificate) certifying compliance as of the date of this Agreement.

(i)
Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 13 (Fees), Clause 18 (Costs and expenses) and Clause 14.6 (Stamp Taxes) have been paid or will be paid by the first Utilisation Date.

(j)	The executed Fee Letters.

(k)	A copy of the Clifford Chance LLP legal due diligence report prepared in relation to the Borrowing Base Assets and the relevant Field Documents.

(l)	A certificate issued by the Central Register of Treasury Pledges confirming that the Borrower is not enrolled as pledgor.

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(m)	Excerpts from the Polish Register of Pledges confirming that there are no registered pledges established over the assets of the Borrower except save for the pledges disclosed to the Facility Agent.

(n)	A copy of the Initial Projection as agreed between all Lenders and the Borrower.

(o)	A certified copy of all Subordinated Loan Agreements including all amendments thereto.

(p)	Any other document required by a Lender for ‘know your customer’ purposes.

PART II
Conditions Precedent Required To Be Delivered By An Additional Guarantor

(a)	An Accession Letter, duly executed by the Additional Guarantor and the Borrower.

(b)	A copy of the constitutional documents of the Additional Guarantor.

(c)	A copy of a resolution of the board of directors of the Additional Guarantor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents, powers of attorney, deeds and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)
A certificate of the Additional Guarantor (signed by a director of the Additional Guarantor) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(f)
A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part II is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(g)	The Group Structure Chart certified by the Parent as being true at the date of this Agreement.

(h)
A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

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(i)	If available, the latest audited financial statements of the Additional Guarantor.

(j)	A certificate issued by the Central Register of Treasury Pledges confirming that the Additional Guarantor incorporated in Poland is not enrolled as pledgor.

(k)	Excerpts from the Polish Register of Pledges confirming that there are no registered pledges established over the assets of the Additional Guarantor incorporated in Poland.

(l)	A legal opinion of Clifford Chance LLP, legal advisers to the Mandated Lead Arrangers in England.

(m)
If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in the jurisdiction in which the Additional Guarantor is incorporated.

(n)
If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

(o)	A copy of the signed Compliance Certificate (including supporting documents) required by Clause 21.6 (Compliance Certificate) dated the date of the Accession Letter.

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SCHEDULE 3
TOTAL COMMITMENTS REDUCTION SCHEDULE

Reduction Date	Percentage of Reduction in Total Commitments
30 June 2016	20%
31 December 2016	25%
30 June 2017	33.3%
31 December 2017	50%
30 June 2018	100%

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SCHEDULE 4
INITIAL BORROWING BASE ASSETS

(a)
The Borrower’s 24.5 per cent. interest in the mining usufruct for exploitation over the deposit of natural gas located in the area of Zaniemyśl municipality, Wielkopolskie Voivideship, known as the “Zaniemyśl Field” in accordance with the agreement on transfer of the mining usufruct dated 30 June 2009 between the Borrower, CalEnergy Resources Poland sp. z o.o. and PGNiG, relating to the agreement on establishment of the mining usufruct dated 16 September 2008 between the Applicable Polish Licensing Authority and PGNiG and relating to the Licence no. 12/2008 dated 16 September 2008 issued in favour of PGNiG (together with the Borrower’s interests in all related facilities and infrastructure).

(b)
The Borrower’s 49 per cent. interest in the mining usufruct for exploitation over the deposit of natural gas located in the area of Jarocin city and municipality and Jaraczewo municipality, Wielkopolskie voivodeship known as the “Roszków Field” in accordance with the agreement dated 28 May 2009 between the Borrower and PGNiG, relating to the agreement on establishment of the mining usufruct dated 26 February 2009 between the Applicable Polish Licensing Authority and PGNiG and relating to the Licence no. 3/2009 dated 26 February 2009 issued in favour of PGNiG  (together with the Borrower’s interest in all related facilities and interests in all related facilities and infrastructure).

(c)
The Borrower’s 49 per cent. interest in the mining usufruct for exploitation over the deposit of natural gas located in the area of Września, Dominowo, Kleszczewo, Kostrzyn, Krzykosy, Kórnik, Zaniemyśl, Miłosław, Mosina, Środa Wielkopolska, Nekla, Nowe Miasto nad Wartą, Żerków municipalities and Poznań and Puszczykowo cities, Wielkopolskie voivodeship, known as the “Kórnik-Środa Area”, relating to exploitation of natural gas from the fields known as the “Kromolice Field”, “Kromolice S Field” and “Środa Wielkopolska Field”, located in the Kórnik-Środa Area, in accordance with the agreements dated 25 October 2010 between the Borrower and PGNiG, relating to the relevant agreements on establishment of the mining usufruct rights for exploitation of natural gas from these fields concluded between PGNiG and the State Treasury and relating to the licences no. 8/2010, 9/2010 and 10/2010 dated 9 July 2010 for exploitation of natural gas from these fields issued in favour of PGNiG.

(d)
The Borrower’s 49 per cent. interest in the mining sub-usufruct for exploitation over the deposit of natural gas located in the area of Winna Gora known as the “Winna Gora Field” in accordance with the agreement to be entered into between the Borrower and PGNiG and under the mining usufruct rights for exploitation of natural gas from the Winna Gora Field concluded between PGNiG and the State Treasury in an agreement dated 8 May 2012.

(e)
The Borrower’s 49 per cent. interest in the mining sub-usufruct for exploitation over the deposit of natural gas located in the area of Lisewo known as the “Lisewo Field” in accordance with the agreement to be entered into between the Borrower and PGNiG (under the mining usufruct rights for exploitation of natural gas from the Lisewo Field to be concluded between PGNiG and the State Treasury).

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SCHEDULE 5
UTILISATION REQUEST

From:      FX Energy Poland sp. z o.o.

To:           [Agent]

Dated:

Dear Sirs

FX Energy Poland sp. z o.o. – up to US$100,000,000 Facility Agreement
dated [•] 2013 (the “Agreement”)

WARNING NOTE:

PLEASE ENSURE THAT THE SHARE OF EACH LENDER IN ANY UTILISATION IS AT LEAST EUR 100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY).  OTHERWISE, ANY LENDER WHO LENDS A LESSER AMOUNT SHOULD CONFIRM THAT IT IS A PROFESSIONAL MARKET PARTY WITHIN THE MEANING OF THE DUTCH FSA.

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Loan:	US$
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	[The proceeds of this Loan should be credited to the following Onshore Proceeds Account [ ] .] / [This Utilisation pertains to a Rollover Loan]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
FX Energy Poland sp.  z o.o.

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SCHEDULE 6
MANDATORY COST FORMULAE

1.
The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Conduct Authority (“FCA”) and the Prudential Regulation Authority (“PRA”) (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.
The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01 300 per cent. per annum.

Where:

E
is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

(a)           “Fees Rules” means:

(i)
for the period from 1 April 2013 to the date of publication of the fee tariffs in the FCA Fees Manual and PRA Fees Manual for their financial year 2013/2014, the rules on periodic fees contained in the Financial Services Authority Fees Manual for the period from 1 April 2012 to 31 March 2013; and

(ii)
thereafter the rules on periodic fees contained in the FCA Fees Manual and the PRA Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

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(b)
“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication  of the Fees Rules in respect of any financial year of the FCA or, as the case may be, the PRA supply to the Agent, the rate of charge payable by that Reference Bank to the FCA, or as the case may be, the PRA, pursuant to those Fees Rules in respect of that financial year  (calculated for this purpose by that Reference Bank as being the sum of (i) the average of the Fee Tariffs specified in the FCA Fees Manual and (ii) the average of the Fee Tariffs specified in the PRA Fees Manual applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.
Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 7 above.

9.
The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10.
The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11.
Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.
The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the FCA, the PRA or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 7
FORM OF TRANSFER CERTIFICATE

To:          [•] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

FX Energy Poland sp. z o.o. – up to US$100,000,000 Facility Agreement
dated [•] 2013 (the “Agreement”)

WARNING NOTE:

PLEASE ENSURE THAT THE AMOUNT TRANSFERRED BY ONE LENDER TO ANOTHER LENDER IN RELATION TO A LOAN/COMMITMENT TO ANY BORROWER IS AT LEAST EUR 100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY).  OTHERWISE, INSERT A CONFIRMATION BY THE NEW LENDER WHO LENDS TO THE RELEVANT BORROWER THAT THE NEW LENDER IS A PROFESSIONAL MARKET PARTY WITHIN THE MEANING OF THE DUTCH FSA.

1.
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.            We refer to Clause 24.5 (Procedure for transfer):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)           The proposed Transfer Date is [•].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (which is not a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].1

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

______________________

1	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

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[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate [and any non-contractual obligations arising out of or in connection with it] [is/are] governed by English law.

[6/7].	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

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SCHEDULE 8
FORM OF ASSIGNMENT AGREEMENT

To:          [•] as Agent and [•] as Borrower

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

FX Energy Poland sp. z o.o. – up to US$100,000,000 Facility Agreement
dated [•] 2013 (the “Agreement”)

WARNING NOTE:

PLEASE ENSURE THAT THE AMOUNT ASSIGNED BY ONE LENDER TO ANOTHER LENDER IN RELATION TO A LOAN/COMMITMENT TO ANY BORROWER IS AT LEAST EUR 100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY).  OTHERWISE, INSERT A CONFIRMATION BY THE NEW LENDER WHO LENDS TO THE RELEVANT BORROWER THAT THE NEW LENDER IS A PROFESSIONAL MARKET PARTY WITHIN THE MEANING OF THE DUTCH FSA.

1.
We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.6 (Procedure for assignment):

(a)
The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)
The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [•].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

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7.	The New Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (which is not a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].2

[8/9].
This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Borrower), to the Borrower (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

[9/10].	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

[10/11].	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

[11/12].	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

________________________

2	Delete as applicable - each New Lender is required to confirm which of these three categories it falls within.

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THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [•].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

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SCHEDULE 9
FORM OF COMPLIANCE CERTIFICATE

To:          [•] as Agent

From:      FX Energy, Inc.

Dated:

Dear Sirs

FX Energy Poland sp. z o.o. – up to US$100,000,000 Facility Agreement

dated [•] 2013 (the “ Agreement”)

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.
We confirm that as of the date of the last Monthly Cash Flow Projection calculated and updated in accordance with Clause 21.5 (Group Liquidity Test), we have sufficient funds available to meet all of the Group’s obligations as and when they fall due for each month falling during the 12 month period following the date of such Monthly Cash Flow Projection.

3.	We confirm that no Default or Event of Default is continuing.

Signed:
Director of FX ENERGY, INC.

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SCHEDULE 10
FORM OF GUARANTOR ACCESSION LETTER
To:          [Agent]

From:     [Subsidiary] and [Borrower]

Dated:

Dear Sirs

FX Energy Poland sp. z o.o. – up to US$100,000,000 Facility Agreement
dated [•]2013 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.
[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 25.2 (Additional Guarantors) of the Agreement.  [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.            This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Company]	[Subsidiary]
By:	By:

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SCHEDULE 11
EXISTING FINANCIAL INDEBTEDNESS3

1.	A loan agreement with an effective date of 31 December 2010 between FX Energy Netherlands B.V. and FX Energy Poland sp. z o.o. and all amendments thereto.

2.	A loan agreement with an effective date of 31 December 2010, between FX Energy Netherlands Partnership C.V. and FX Energy Netherlands B.V. and all amendments thereto.

______________________
3	FX to confirm this is up to date.

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SCHEDULE 12
SCHEDULE OF FIELD DOCUMENTS

ZANIEMYŚL FIELD

1.	The Licence no. 12/2009 for the exploitation of natural gas from the Zaniemyśl Field issued in favour of PGNiG, dated 16 September 2008.

2.	The Mining Usufruct Agreement of 16 September 2008 between the State Treasury and PGNiG on establishment of the Mining Usufruct Right for exploitation of natural gas from the Zaniemyśl Field.

3.	Agreement for the transfer of the mining usufruct right to the natural gas deposit “Zaniemyśl” concluded between CalEnergy and PGNiG, dated 30 June 2009.

4.	Agreement to extend the territory of Zaniemyśl, concluded between CalEnergy and FX, dated 26 March 2004.

5.	The Joint Operating Agreement covering the Zaniemyśl Field between PGNiG, CalEnergy and FX, dated 27 October 2005.

6.	The Gas Sale Agreement relating to the Zaniemyśl Field between FX and PGNiG, dated 8 December 2005.

7.	The letter of 21 May 2009 from the State Treasury – the Minister of the Environment – concerning the consent for transfer of the Mining Usufruct Right over the Zaniemyśl Field.

ROSZKÓW FIELD

8.	The Licence no. 3/2009 of 26 February 2009 for exploitation of natural gas from the Roszków Field.

9.	The Mining Usufruct Agreement of 26 February 2009 between the State Treasury and PGNiG on the establishment of the Mining Usufruct Right for exploitation of the Roszków Field.

10.	The Transfer Agreement of 28 May 2009 between FX and PGNiG on the transfer of interest in the Mining Usufruct for exploitation of the Roszków Field.

11.	The Gas Sale Agreement of 19 June 2009 between FX and PGNiG relating to sale of gas from the Roszków Field.

12.
The letter of the Minister of the Environment no. DGiKGe-4770-26/1530/09/MO dated 2 April 2009 on the consent on the transfer of interest in the mining usufruct agreement for exploitation of natural gas from the Roszków Field.

13.	The Joint Operating Agreement covering the Presudetic Monocline between PGNiG and FX, dated 12 May 2000.

14.	The Settlement Agreement Regarding the Fences Area of 8 January 2003 between FX, FX Energy Inc. and PGNiG.

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KÓRNIK – ŚRODA AREA

15.	The Mining Usufruct Agreement for exploration and processing of crude oil and natural gas in the Kórnik-Środa Area between the State Treasury and PGNiG, dated 16.07.1996.

16.	The Licence no. 32/96/p of 19 July 1996 for exploration and processing of crude oil and natural gas in the Kórnik-Środa Area issued in favour of PGNiG.

17.	Decision no. DGe/MS/487-3477/2001 of 16 July 2001 amending the Licence no. 32/96/p of 19 July 1996.

18.	Annex no. I of 16 July 2001 to the Mining Usufruct Agreement relating to the Kórnik-Środa Area.

19.	Annex no. II of 3 March 2003 to the Mining Usufruct Agreement relating to the Kórnik-Środa Area.

20.	Decision no DGe-MS/487-3777/2003 of 4 June 2003 amending the licence no. 32/96/p of 19 July 1996.

21.	Annex no. 3 of 14 July 2006 to the Mining Usufruct Agreement relating to the Kórnik-Środa Area.

22.	Decision no DGe-477-19/5237/06/MS of 14 July 2006 amending the licence no. 32/96/p of 19 July 1996.

23.	Annex no. 4 of 15 December 2006 to the Mining Usufruct Agreement relating to the Kórnik-Środa Area.

24.	Decision no. DGe-477-26/9579/06/MS of 15 December 2006 amending the Licence no. 32/96/p of 19 July 1996.

25.	Decision no DGe-4770-2/3311/07/MS of 17 April 2007 amending the licence no. 32/96/p of 19 July 1996.

26.	Decision no DGiKGe-4770-25/6642/08/MS of 18 November 2008 amending the licence no. 32/96/p of 19 July 1996.

27.	Annex no. 5 of 7 July 2009 to the Mining Usufruct Agreement relating to the Kórnik-Środa Area.

28.	Decision no. DGiKGe-4770-37/2911/09/MS of 7 July 2009 amending the Licence no. 32/96/p of 19 July 1996.

29.	The agreement of 8 January 2003 between PGNiG and FX regarding cooperation within the Poznan Area.

30.	The Transfer Agreement of 8 January 2003 between PGNiG and FX on the transfer of the Mining Usufruct Rights for exploration and processing of crude oil and natural gas in the Poznan Area.

31.
The letter no. DGiKGe-4770-42/3905/09 MS of 14 September 2009 from the State Treasury – the Minister of the Environment – concerning the consent for transfer of interest in the mining Usufruct Right for exploration and processing to FX.

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32.	The Joint Operating Agreement Covering Poznan Area between PGNiG and FX, dated 1 June 2004.

33.	Annex no. 1 to the Joint Operating Agreement Covering Poznan Area between PGNiG and FX of 1 June 2004, dated 6 August 2012.

KROMOLICE FIELD

34.	The Licence no. 9/2010 of 9 July 2010 for exploitation of natural gas from the Kromolice Field issued in favour of PGNiG.

35.	The Mining Usufruct Agreement for exploitation of natural gas from the Kromolice Field between the State Treasury and PGNiG, dated 9 July 2010.

36.	The Transfer Agreement of 25 October 2010 between FX and PGNiG on the transfer of interest in the Mining Usufruct for exploitation of the natural gas relating to the Kromolice Field.

37.	The letter no. DGiKGe-4771-20/37175/MS of 10 August 2010 from the State Treasury – the Minister of the Environment – concerning the consent for transfer of interest in the mining Usufruct Right to FX.

38.	The Gas Sale Agreement No. 10/K/Z/2010 between FX and PGNiG relating to sale of gas from the Kromolice Field, the Kromolice S Field and the Środa Wielkopolska Field.

KROMOLICE S FIELD

39.	The Licence no. 10/2010 of 9 July 2010 for exploitation of natural gas from the Kromolice S Field issued in favour of PGNiG.

40.	The Mining Usufruct Agreement for exploitation of natural gas from the Kromolice S Field between the State Treasury and PGNiG, dated 9 July 2010.

41.	The Transfer Agreement of 25 October 2010 between FX and PGNiG on the transfer of interest in the Mining Usufruct for exploitation of the natural gas relating to the Kromolice S Field.

42.
The letter no. DGiKGe-4771-21/37172/10/MS of 10 August 2010 from the State Treasury – the Minister of the Environment – concerning the consent for transfer of interest in the mining Usufruct Right to FX.

43.	The Gas Sale Agreement No. 10/K/Z/2010 between FX and PGNiG relating to sale of gas from the Kromolice Field, the Kromolice S Field and the Środa Wielkopolska Field.

ŚRODA WIELKOPOLSKA FIELD

44.	The Licence no. 8/2010 of 9 July 2010 for exploitation of natural gas from the Środa Wielkopolska Field issued in favour of PGNiG.

45.	The Mining Usufruct Agreement for exploitation of natural gas from the Środa Wielkopolska Field between the State Treasury and PGNiG, dated 9 July 2010.

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46.	The Transfer Agreement of 25 October 2010 between FX and PGNiG on the transfer of interest in the Mining Usufruct for exploitation ofthe natural gas relating to the Środa Wielkopolska Field.

47.
The letter no. DGiKGe-4771-22/37173/10/MS of 10 August 2010 from the State Treasury – the Minister of the Environment – concerning the consent for transfer of interest in the mining Usufruct Right to FX.

48.	The Gas Sale Agreement No. 10/K/Z/2010 between FX and PGNiG relating to sale of gas from the Kromolice Field, the Kromolice S Field and the Środa Wielkopolska Field.

WINNA GÓRA FIELD

49.	The Licence no. 32/96/p of 19 July 1996 for exploration and processing of crude oil and natural gas in the Kórnik-Środa Area issued in favour of PGNiG.

50.	Decision no. DGiKGe-4770-37/2911/09/MS of 7 July 2009 amending the Licence no. 32/96/p of 19 July 1996.

51.	The Licence No. 1/2012 of 8 May 2012 for exploitation of natural gas from the Winna Góra Field issued in favour of PGNiG.

52.	The Mining Usufruct Agreement for exploitation of natural gas from the the Winna Góra Field between the State Treasury and PGNiG, dated 8 May 2012.

53.
Motion for the consent on establishing of a 49% sub-usufruct right for the benefit of FX, filed by PGNiG to the Minister of the Environment, dated 4 June 2012 (together with a cover letter dated 12 June 2012).

54.	The Gas Sale Agreement of 4 June 2012 between FX and PGNiG relating to sale of gas from the Winna Góra Field.

55.	The building permit concerning the Winna Góra production facility, dated 27 February 2012.

56.	The permit for the use of the Winna Góra production facility, dated 6 March 2013.

LISEWO FIELD

57.	The Licence no. 18/99/p of 7 July 1999 for exploration and processing of crude oil and natural gas in the Pyzdry Area issued in favour of PGNiG.

58.	Decision no DGiKGe-4770-9/4537/08/MS of 4 July 2008 amending the Licence no. 18/99/p of 7 July 1999.

59.	The Mining Usufruct Agreement for exploration and processing of the crude oil and the natural gas from the Pyzdry Area between the State Treasury and PGNiG, dated 7 July 1999.

60.	Annex to the Mining Usufruct Agreement for exploration and processing of the crude oil and the natural gas from the Pyzdry Area between the State Treasury and PGNiG of 7 July 1999, dated 4 July 2008.

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61.	The agreement of 8 January 2003 between PGNiG and FX regarding cooperation within the Poznan Area.

62.	The Transfer Agreement of 8 January 2003 between PGNiG and FX on the transfer of the Mining Usufruct Rights for exploration and processing of crude oil and natural gas in the Poznan Area.

63.
The letter no. DGiKGe 4770-41/3906/09/MS of 14 September 2009 from the State Treasury – the Minister of the Environment – concerning the consent for transfer of interest in the mining Usufruct Right for exploration and processing to FX.

64.	The Joint Operating Agreement Covering Poznan Area between PGNiG and FX, dated 1 June 2004.

65.	Annex no. 1 to the Joint Operating Agreement Covering Poznan Area between PGNiG and FX of 1 June 2004, dated 6 August 2012.

66.	Resolution of the Operations Committee under the Joint Operating Agreement Covering Poznan Area of 10 September 2012.

67.	Operators’ Agreement between FX and PGNiG pertaining to the Lisewo Field of 26 September 2012.

68.	The Gas Sale Agreement of 18 June 2013 between FX and PGNiG relating to sale of gas from the Lisewo Field.

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SCHEDULE 13
LMA Form of Confidentiality Undertaking

[Letterhead of Seller]

To:

[insert name of Potential Purchaser]

Re:           The Agreement

Company: (the “Company”) Date: Amount: Agent:

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”).  In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.            CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.            PERMITTED DISCLOSURE

We agree that you may disclose:

2.1
to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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2.2	subject to the requirements of the Agreement, to any person:

(a)
to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)
with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)
to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3
notwithstanding paragraphs 2.1 and 2.2 above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.            NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1
of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.            RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

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5.            CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.            NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1
neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2
we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.            ENTIRE AGREEMENT:  NO WAIVER; AMENDMENTS, ETC

7.1
This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2
No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter.  No election to affirm this letter will be effective unless it is in writing.  No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

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8.            INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.            NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.          THIRD PARTY RIGHTS

10.1
Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.          GOVERNING LAW AND JURISDICTION

11.1
This letter (including the agreement constituted by your acknowledgement of its terms)  (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter)  are governed by English law.

11.2
The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.          DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

 “Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

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(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)
is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

 “Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

 “Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of
[Seller]

To:          [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]

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SCHEUDLE 15
HEDGING POLICY

1.            FOREIGN EXCHANGE HEDGING

1.1           General

(a)	The Borrower may from time to time enter into such Hedging Agreements as it considers necessary, for the purposes of protecting its exposure to fluctuations in foreign exchange rates.

(b)
Any Hedging Agreement entered into pursuant to paragraph 1.1.(a) above shall be entered into by the Borrower by means of foreign exchange swaps, and/or the purchase by the Borrower of foreign exchange put/call options, and/or foreign exchange collar agreements.

1.2           Minimum hedging requirement in relation to PLN/US$ exchange rate exposure:

(a)
If on any Recalculation Date, the Projection shows that repayment of principal will be due over the next 12 months (whether it is due to the Borrowing Base Amount reducing or a scheduled Reduction Date occurring), then the Borrower will be required to enter into Hedging Agreements to cover its exposure to adverse fluctuations of PLN against US$ over a 12 month period.

(b)	The notional amount to be hedged will be 70% of the principal repayments due over the next 12 months as shown in the then current Projection.

2.            PETROLEUM PRICE HEDGING

2.1          Objectives for hedging

The Borrower may from time to time enter into such Hedging Agreements as it considers necessary, for the purposes of protecting its exposure to fluctuations in Petroleum prices, to ensure that it will be able to meet (i) its (and all other Obligors’) payment obligations under the Facility Agreement when they fall due and (ii) the Obligors’ ongoing expenditure and investment program in relation to the Borrowing Base Assets.

2.2          Limitation on hedge volume

In order to avoid excessive exposure to hedging liabilities, each Obligor shall:

(a)	consult with the Technical Bank prior to entering into any Hedging Agreement for the purposes of hedging its or any other Obligor’s exposure to fluctuations in Petroleum prices; and

(b)
not enter into any Hedging Agreement unless (a) a maximum volume profile has been agreed between the Technical Bank and the relevant Obligor (each acting reasonably) and (b) such Hedging Agreement is in compliance with such maximum volume profile.

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2.3          Limitation on hedge tenor

No Obligor may (without the prior written consent of the Majority Lenders) enter into any Hedging Agreement for the purposes of hedging its or any other Obligor’s exposure to fluctuations in Petroleum prices if such Hedging Agreement results or could result in any Obligor and/or the Obligors’ collectively hedging their exposure to fluctuations in Petroleum prices in respect of any period in excess of three years following the end of the month in which such Hedging Agreement is entered into.

2.4          Permitted Hedge Instruments

Subject to the above, any Hedging Agreement entered into by any Obligor shall be entered into by means of any of the following:

(a)
a swap agreement by which the relevant Obligor agrees to sell a notional quantity of oil or gas to a counterparty at a fixed, specified price and to purchase the same notional quantity of oil or gas from such counterparty at a floating price over a fixed, specified period;

(b)	a forward sale agreement by which the relevant Obligor agrees to sell a specified quantity of oil or gas to a counterparty at a fixed, specified price on a fixed, specified future date;

(c)	a put option agreement by which the relevant Obligor acquires the right to sell a notional quantity of oil or gas to a counterparty at a fixed, specified price over a fixed, specified period;

(d)
a collar agreement (including a “zero cost collar”) by which the relevant Obligor acquires the right to sell a notional quantity of oil or gas to a counterparty at a fixed, specified price (i.e. buys a put option) and sells to such counterparty the right to purchase the same notional quantity of oil or gas from the relevant Obligor at a fixed, specified price (i.e. sells a call option) over a fixed, specified period (provided that the call strike price is greater than the put strike price); or

(e)	any other hedging transaction as may be approved in writing by the Majority Lenders (acting reasonably).

3.            INTEREST RATE HEDGING

3.1	The Borrower may from time to time enter into such Hedging Agreements as it considers necessary, for the purposes of protecting its exposure to fluctuations in interest rates.

3.2
Any Hedging Agreement entered into pursuant to paragraph 3.1 above shall be entered into by the Borrower by means of interest rate swaps, and/or the purchase by the Borrower of interest rates put/call options, and/or interest rates collar agreements.

3.3
No Obligor may (without the prior written consent of the Majority Lenders) enter into any Hedging Agreement for the purposes of hedging its or any other Obligor’s exposure to fluctuations in interest rates if such Hedging Agreement results or could result in any Obligor and/or the Obligors’ collectively hedging their exposure to fluctuations in interest rates in respect of any amounts in excess of 105% of the amount of debt outstanding from time to time under the Facility Agreement.

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4.            HEDGING COORDINATION

Any Hedging Transactions entered into by the Borrower (or any Obligor) shall be structured and coordinated by the Hedge Coordinator. To this respect, the Borrower (or any Obligor) shall inform the Hedge Coordinator of its intention to enter into Hedging Transactions for the purpose of hedging its commodity price exposure, interest rate exposure, currency exposure or any other derivative or risk hedging instrument approved under this Agreement or the Intercreditor Deed. Upon confirmation of the Hedging Banks’ participation to the hedging structure, the Hedge Coordinator in consultation with the Borrower (or any Obligor, as the case may be) shall organise the implementation process. The Hedge Coordinator may enter into the market hedge and transfer such market hedge to the Hedging Banks. The Hedge Coordinator may act as Hedging Bank.

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SCHEDULE 16
TIMETABLES

Loans in Dollars
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 11.00am (CET)
Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 COB (CET)
LIBOR is fixed	Quotation Day as of 11:00 a.m. (London time)

“U” = date of Utilisation

“U - X” = Business Days prior to date of utilisation

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SCHEDULE 17
FORM OF LENDER ACCESSION DEED

To:          BNP Paribas (Suisse) SA as agent (the “Agent”)

Dated:    [•]

Dear Sirs,

1.
We refer to the up to US$100,000,000 Senior Reserve Base Lending Facility Agreement dated [ ] 2013 between, amongst others, FX Energy Poland sp. z o.o. as borrower, FX Energy, Inc, FX Energy Netherlands Partnership C.V. and FX Energy Netherlands B.V. as guarantors, and BNP Paribas (Suisse) SA and ING Bank N.V. as mandated lead arrangers (the “Facility Agreement”).

2.
Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein.  This is a Lender Accession Deed and a Finance Document for the purposes of the Facility Agreement.

3.
[The Borrower requests (a) [•] (the “Increase Lender”) to increase its participation in the Facility by providing the additional amount of Commitment as set out in the Schedule hereto and to confirm its increased participation by countersigning this Lender Accession Deed;] (b) [•] (the “Accession Lender”) to participate in the Facility by providing the amount of the Commitment as set out in the Schedule hereto and to confirm its participation by countersigning this Lender Accession Deed and (c) accordingly, the Total Commitments to be increased by an amount equal to $[•] and such increase shall take effect in accordance with the terms of the Facility Agreement on and from the Accession Date.

4.	The Guarantors hereby confirms to the Agent (for the benefit of the Finance Parties) that:

(a)
notwithstanding an increase in the Total Commitments pursuant to this Lender Accession Deed and the Facility Agreement, the guarantee contained in Clause 19 (Guarantee and Indemnity) of the Facility Agreement (the “Guarantee”) shall remain in full force and effect, and all the obligations of the Guarantors under the Guarantee shall remain legal, valid, binding and enforceable;

(b)
the guarantee and indemnity in clause 19.1(Guarantee and Indemnity) of the Facility Agreement shall apply to any additional obligations of the Borrower under the Finance Documents incurred pursuant to this Lender Accession Deed; and

(c)
the Guarantee or any obligations of the Guarantor thereunder shall not be impaired or invalidated in any way by the increase in the Total Commitments pursuant to this Lender Accession Deed and the Facility Agreement.

5.
Each Increase Lender and Accession Lender requests the Agent to accept this Lender Accession Deed as being delivered to the Agent pursuant to Clause 2.2 (Increase in Total Commitments) of the Facility Agreement so as to take effect in accordance with the terms thereof on the Accession Date.

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6.
Each Increase Lender and Accession Lender confirms that it has received a copy of the Facility Agreement together with such other documents and information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on any other Finance Parties to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information and further agrees that it has not relied and will not rely on any other Finance Parties to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Obligors or of any other party to the Facility Agreement.

7.
Each Increase Lender and Accession Lender hereby undertakes with the Agent and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Lender Accession Deed to the Agent and satisfaction of the conditions (if any) subject to which this Lender Accession Deed is expressed to take effect.

8.	The Accession Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (which is not a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].4

9.
This Lender Accession Deed, any non-contractual obligations arising out of or in connection with it and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.

________________________

4	Delete as applicable - each Accession Lender is required to confirm which of these three categories it falls within.

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THE SCHEDULE

Each Increase Lender’s additional participation in the Facility and each Accession Lender’s participation in the Facility:

Increase Lender	Additional Commitment

[•]	US$[•]

Accession Lender	Commitment

[•]	US$[•]
Aggregate increase in the Total Commitments: US$[•]

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SIGNATURES

THE BORROWER
FX ENERGY POLAND SP. Z O.O.
By: /s/ David N. Pierce
Address:
Fax:
Attention:

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THE  ORIGINAL GUARANTORS
FX ENERGY, INC.
By: /s/ David N. Pierce
Address:
Fax:
Attention:

FX NETHERLANDS PARTNERSHIP C.V. by:
FX DRILLING COMPANY, INC.	FRONTIER EXPLORATION COMPANY
By: /s/ David N. Pierce	By: /s/ Andrew W. Pierce
as authorised agent
Address:	Address:
Luna ArenA, Herikerbergweg 238 1101 CM Amsterdam Zuidoost The Netherlands
Fax: +31 20 673 0016	Fax:
Attention:	Attention:
acting in their capacity as general partners of FX Netherlands Partnership C.V.

FX ENERGY NETHERLANDS B.V.
By: /s/ Clay Newton
Address:
Luna ArenA, Herikerbergweg 238
1101 CM Amsterdam Zuidoost
The Netherlands
Fax: +31 20 673 0016
Attention:

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THE MANDATED LEAD ARRANGERS
BNP PARIBAS (SUISSE) SA
By: /s/ F. X. Reignier
By: /s/ Adrien Bouchet
Address: 2, Place de Hollande – 1211 Geneva - Switzerland
Fax:           +41 (0)58 212 23 71
Attention: Francois-Xavier Reignier / Adrien Bouchet / Zoe Denoix

ING BANK N.V.
By: /s/ P. Enthoven, VP
By: /s/ Michael Klemme, Managing Director
Address: Bijlmerplein 888 / 1102 MG. Amsterdam / The Netherlands
Fax: +31 20 5658207
Attention: M. Klemme

THE TECHNICAL BANK
BNP PARIBAS (SUISSE) SA
By: /s/ F. X. Reignier
By: /s/ Adrien Bouchet
Address: 2, Place de Hollande – 1211 Geneva - Switzerland
Fax:           +41 (0)58 212 23 71
Attention: Francois-Xavier Reignier / Adrien Bouchet / Zoe Denoix

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THE AGENT
BNP PARIBAS (SUISSE) SA
By: /s/ Alina Rousseau
By: /s/ Olga Derenkova
Address: 2, Place de Hollande – 1211 Geneva - Switzerland
Fax:           +41 (0)58 212 21 50
Attention: Philippe Riboni / Olga Derenkova / Camille Boissonnet

THE SECURITY TRUSTEE
BNP PARIBAS (SUISSE) SA
By: /s/ Philippe Riboni
By: /s/ Sophie Williaume-Bouvet
Address: 2, Place de Hollande – 1211 Geneva - Switzerland
Fax:           +41 (0)58 212 21 50
Attention: Philippe Riboni / Johnny Akiki / Sophie Williaume-Bouvet

THE ORIGINAL LENDERS
BNP PARIBAS (SUISSE) SA
By: /s/ F. X. Reignier
By: /s/ Adrien Bouchet
Address: 2, Place de Hollande – 1211 Geneva - Switzerland
Fax:           +41 (0)58 212 23 71
Attention: Francois-Xavier Reignier / Adrien Bouchet / Zoe Denoix

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ING BANK N.V.
By: /s/ P. Enthoven, VP
By: /s/ Michael Klemme, Managing Director
Address: Bijlmerplein 888 / 1102 MG. Amsterdam / The Netherlands
Fax: +31 20 5658207
Attention: M. Klemme

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